Exhibit 10.2
MANAGEMENT AGREEMENT
     This MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of November 1, 2011 (the “Effective Date”) by and between Station Casinos LLC, a Nevada limited liability company (“Manager”), and Aliante Gaming, LLC, a Nevada limited liability company (“Owner”).
     WHEREAS, the Prepackaged Joint Chapter 11 Plan of Reorganization for Subsidiary Debtors, Aliante Debtors and Green Valley Ranch Gaming, LLC dated March 22, 2011 (as the same may be amended from time to time, the “Plan”) was filed with the United States Bankruptcy Court for the District of Nevada (the “Court”) on April 12, 2011, and confirmed by the Court on May 25, 2011;
     WHEREAS, the Plan contemplates that Manager and Owner will enter into an agreement pursuant to which Manager will provide certain management services, operating services, and transition services to Owner in connection with the Hotel (as defined below);
     WHEREAS, Manager desires to provide to Owner, and Owner desires to obtain from Manager, such management, operating, and transition services as more fully set forth herein and on the terms and conditions herein.
     NOW, THEREFORE, in consideration of the premises and the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Manager and Owner hereby agree as follows:
ARTICLE 1
INTERPRETATION; DEFINITIONS
     1.1 Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall,” and vice versa. Except as otherwise stated herein, (a) any reference to a section or schedule shall be deemed to be a reference to the corresponding section or schedule of this Agreement, and (b) the word “herein”, “hereof” or “hereunder” shall be construed to refer to this Agreement as a whole and not to the specific provision, section or article in which such word is used.
     1.2 Definitions. The following terms, when used herein with initial capital letters, shall have the meanings ascribed to such terms in this Article 1.
          “Accounts” has the meaning set forth in Section 15.4.
          “Accounting Month” means a full calendar month (or partial calendar month, if applicable at the beginning of the initial Operating Year or end of the final Operating Year).

          “Accounting Quarter” means a full calendar quarter (or partial calendar quarter, if applicable at the beginning of the initial Operating Year or end of the final Operating Year).
          “Actual Cost” means the verifiable direct and indirect cost of (i) goods and services procured by a Party from outside vendors (without mark-up), (ii) spare parts and inventory on hand allocated and deployed to the Hotel, and (iii) third party labor costs charged by outside vendors and actually incurred by such Party. For avoidance of doubt, a given function performed under this Agreement may require use of both third party vendors, whose invoices shall be a recoverable Actual Cost, and Shared Services provided by Manager’s personnel, the cost of which shall be recoverable Shared Expenses, in each case subject to the terms of this Agreement. Shared Expenses shall be computed as provided on Schedule A.
          “Affected Person” has the meaning set forth in Section 8.7.
          “Agreement” has the meaning set forth in the preamble.
          “Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by agreement, or otherwise.
          “Annual Budget” has the meaning set forth in Section 11.2.
          “Applicable Law” means all (i) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local Governmental Authority, board of fire underwriters and similar quasi-Governmental Authority, including any legal requirements under any Approvals, including Gaming Laws, and (ii) judgments, injunctions, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority, in each case in effect at the time in question and to the extent the Hotel or the Person in question, as applicable, is subject to the same. Without limiting the generality of the foregoing, references to Applicable Law shall include any of the matters described in clause (i) or (ii) above relating to employees, zoning, building, health, safety and environmental matters and accessibility of public facilities.
          “Approvals” means all licenses, permits, approvals, certificates and other authorizations granted or issued by any Governmental Authority for the matter or item in question.
          “Asset Manager” means any Person appointed by Owner from time to time to act as Owner’s asset manager for the Hotel and to report to Owner in such capacity.
          “Bank Accounts” has the meaning set forth in Section 15.1.
          “Base Management Fee” means, with respect to any period during the Operating Term or Transition Period, a fee payable to Manager in accordance with Section 9.1, which fee shall be in an amount equal to one percent (1%) of Gross Operating Revenue for such period.

          “Boarding Pass Program” means the Station Casinos, Inc. “Boarding Pass” player rewards program.
          “Building Capital Improvements” means all repairs, alterations, improvements, renewals, replacements or additions of or to the structure or exterior façade of the Hotel, or to the mechanical, electrical, plumbing, HVAC (heating, ventilation and air conditioning), vertical transport and similar components of the Hotel building, that are capitalized under GAAP and depreciated as real property, but expressly excluding ROI Capital Improvements.
          “Capital Budget” has the meaning set forth in Section 11.1(c).
          “CC&R’s” means Covenants, Conditions and Restrictions.
          “Certified Financial Statements” has the meaning set forth in Section 10.4.
          “Condemnation” means a taking of all or any portion of the Hotel by any Governmental Authority by condemnation or power of eminent domain for any purpose whatsoever, or a conveyance by Owner in lieu or under threat of such taking.
          “Confidential Information” has the meaning set forth in Section 6.2.
          “CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for the West Region, as published by the United States Bureau of Labor Statistics, using the period 1982-84 as a base of one hundred (100), or, if such index is discontinued, the most comparable index published by any United States Governmental Authority and acceptable to Owner and Manager.
          “EBITDA” means, with respect to any period, the consolidated Net Income of the Hotel for such period plus, without duplication, to the extent the same was deducted in calculating Net Income: (i) interest expense and income taxes; plus (ii) depreciation and amortization expense.
          “Effective Date” has the meaning set forth in the preamble.
          “Entity” means a partnership, a corporation, a limited liability company, a Governmental Authority, a trust, an unincorporated organization or any other legal entity of any kind.
          “Exclusive Hotel Data” means any and all (i) business, accounting, personnel and other similar records and data related exclusively to the operation and management of the Hotel, and (ii) customer data and player-tracking data (including aggregate customer/player spend or activity at the Hotel) that is specific to customers of the Hotel vis-à-vis other properties that Manager or any of its Affiliates, at least in part, owns, has owned, manages, or has managed (other than any account balance history, status level and redemption history information that is generated by, or contained in, the Boarding Pass Program, all of which shall remain the sole property of Manager or such Affiliates), and includes in each case records and data that are commingled with records and data not related to the Hotel but that can be segregated as Hotel-specific records and data. Manager shall use commercially reasonable efforts to so segregate such records and data. In all events, Exclusive Hotel Data shall include all available data on all “rated” play at the Hotel and all available data on the players who engaged in such “rated” play, other than data relating to such players’ activity at properties other than the Hotel.
          “FF&E” means furniture, fixtures, equipment (including slot machine equipment), and interior and exterior signs, as well as other improvements and personal property used in the Operation of the Hotel that are not Operating Supplies or Operating Consumables.
          “Financing” means any debt financing secured (in whole or in part) by a Mortgage or Security Interest.
          “Financing Documents” means all loan agreements, promissory notes, mortgages, deeds of trust, security agreements and other documents and instruments (including all amendments, modifications, side letters and similar ancillary agreements) relating to any Financing.
          “Force Majeure Event” means, with respect to any Party, any event that is beyond the reasonable control of such Party, including (i) any fire, flood, storm, earthquake, hurricane, tornado, flood or other act of God, (ii) any war, act of terrorism, insurrection, rebellion, riots or other civil unrest, (iii) any epidemic, quarantine restriction or other public health restriction or advisory, (iv) any strike or lockout or other labor interruption, (v) any disruption to local, national or international transport services and (vi) any embargo or lack of materials, water, power or telephone transmissions.
          “GAAP” means those conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States at the time in question. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.
          “Gaming Laws” means any Applicable Law regulating or otherwise pertaining to casinos, gaming or gambling, including Applicable Laws of the Nevada State Gaming Control Board and the Nevada Gaming Commission.
          “Governmental Authority” means any government or political subdivision, or an agency or instrumentality thereof.
          “Gross Operating Revenue” or “GOR” means, with respect to any period, all revenue and income of any kind derived from the Operation of the Hotel (including any banquet and catering functions at the Hotel and any parking facilities at the Hotel) and properly attributable to such period (including rentals or other payments from licensees, lessees or concessionaires of retail space in the Hotel, but not gross receipts of such licensees, lessees or concessionaires), determined in accordance with GAAP; provided, however, with respect to gaming activities at the casino, GOR shall only include the net difference between gaming wins and gaming losses from guests, occupants or users of the casino less any revenue recorded on account of Promotional Allowances. GOR expressly excludes the following: (i) Taxes and utility and other charges collectible from patrons, guests or other users or occupants of Hotel, with respect to businesses conducted at the Hotel, or as a part of the sales price of any goods, services or displays at the Hotel, in each case to the extent such Taxes and charges are paid over to Governmental Authorities or other third Persons; (ii) receipts from the financing, sale or other disposition of capital assets and other items not in the ordinary course of the Hotel operations, and other extraordinary capital receipts, (iii) interest earned on bank accounts maintained in connection with the Hotel, and income derived from securities and other property acquired and held for investment; (iv) receipts in connection with any Condemnation; (v) proceeds of any insurance; (vi) rebates, discounts or credits for any goods or services provided by Manager (not including charge or credit card discounts, which shall not constitute a deduction from revenues in determining Gross Operating Revenue); (vii) tips, gratuities and other service charges paid to Hotel Personnel; (viii) recoveries in legal actions for tortious conduct or awards for punitive damages; (ix) receipts from vending and similar machines to the extent such receipts are paid over to the Persons owning such machines; (x) any security deposits refundable to Hotel tenants, subtenants, licensees or concessionaires and any payments by such tenants, subtenants, licensees or concessionaires for repairs and maintenance, except to the extent paid in reimbursement of costs included in Operating Costs; (xi) investment tax credits or other income tax benefits; (xii) amounts collected or received in connection with any signage placed on the Hotel by Owner; and (xiii) any revenue recorded in connection with redemptions under the Boarding Pass Program.
          “Hotel” means the real property, improvements and personalty constituting the Aliante Station Casino + Hotel (including all assets used in connection with the hotel and gaming business at such hotel).
          “Hotel Personnel” means all Individuals performing services in the name of the Hotel at the Hotel, whether such Individuals are employed by Owner, Manager or an Affiliate of Owner or Manager, including the Senior Executive Personnel.
          “Hotel Personnel Costs” means (i) all salaries paid to Hotel Personnel employed by Manager or an Affiliate of Manager and (ii) all costs and expenses associated with the employment or termination of all Hotel Personnel employed by Owner or an Affiliate of Owner, including recruitment expenses, the costs of moving any such executive-level Hotel Personnel, their families and their belongings to the area in which the Hotel is located at the commencement of their employment at the Hotel, compensation and benefits (including the value of any equity based benefits), employment Taxes, training expenses and severance payments, all in accordance with Applicable Laws and such other policies as may be established pursuant to this Agreement.
          “Hotel Standard” means the standard and level of quality at which Manager or its Affiliates have provided the Management Services with respect to the Hotel, and at which similar services have been provided with respect to other properties operated or managed by Manager or its Affiliates, during the Lookback Period.
          “Implied Fiduciary Duties” has the meaning set forth in Section 2.8(b).
          “Impositions” means all taxes (including but not limited to all hotel occupancy, personal property, sales, use and real property taxes), assessments, water, sewer or other rents, rates and charges, levies, license fees, permit fees, inspection fees, and any other authorization fees and charges, which at any time may be assessed, levied, confirmed or imposed on or with respect to the Hotel (including any portion or department thereof) or the furnishing, equipping, use or operation thereof, but expressly excluding income, franchise or similar taxes imposed on Owner and any taxes, assessments, rents, rates, charges, levies or fees imposed on Manager or with respect to the Management Fee.
          “Incentive Management Fee” means, with respect to any period during the Operating Term or (as applicable) the Transition Period, a fee payable to Manager in accordance with Section 9.2, which fee shall be in an amount equal to seven and one-half percent (7.5%) of EBITDA for such period up to and including Seven Million Five Hundred Thousand Dollars ($7,500,000) and ten percent (10%) of EBITDA for such period in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000).
          “Individual” means a natural person, whether acting for himself or herself, or in a representative capacity.
          “Initial Operating Term” means the period commencing on the Effective Date and continuing for a period of five (5) years after the Effective Date.
          “Insurance Requirements” means all terms of each insurance policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters applicable to the Hotel (including any portion or department thereof) or the construction, furnishing, equipping or operation thereof, excluding recommendations of the insurance carriers.
          “Lender” means a Person providing any Financing or any designated agent on behalf of Persons providing any Financing, as applicable.
          “License” has the meaning set forth in Section 8.7.
          “License Agreement” means that certain Station to Aliante License Agreement, dated as of the Effective Date, by and between Manager, as licensor, and Owner, as licensee.
          “Lookback Period” means the twelve (12) month period prior to the Effective Date.
          “Management Fee” means collectively, the Base Management Fee and Incentive Management Fee.
          “Manager” has the meaning set forth in the preamble.
          “Manager Confidential Information” has the meaning set forth in Section 6.2.
          “Manager Group Hotels” has the meaning set forth in Section 2.10.
          “Management Services” means (i) those management and operating services which are reasonably necessary and advisable actions to operate the Hotel in accordance with the standards set forth in Section 2.1 (including, subject to the terms of this Agreement, the determination of operating policy, standards of operations, quality of service and maintenance and physical appearance of the Hotel, the supervision and direction of advertising, sales and promotion of the Hotel, and any other matters affecting Operation of the Hotel) and Shared

Services, (ii) those services specified on Schedule C, (iii) any other services that were actually provided by or on behalf of Manager or any of its Affiliates for the benefit of Owner during the Lookback Period, and (iv) all subtasks that are an inherent, necessary or customary part of, or otherwise reasonably necessary for the proper performance of, any of the foregoing.
          “Monthly Debt Service Schedule” means any schedule provided by Owner to Manager from time to time of all principal and interest payments due with respect to any Financing and the method for calculating interest with respect to such Financing.
          “Monthly Reports” has the meaning set forth in Section 10.2.
          “Mortgage” means any real estate, leasehold or chattel mortgage, pledge, security agreement, deed of trust, security deed or similar document or instrument encumbering the Hotel or any part thereof, together with all promissory notes, loan agreements or other documents relating thereto.
          “Net Income” shall mean, with respect to the Hotel, for any period, the consolidated net income (or loss) (determined in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication) all gains or losses which are extraordinary (as determined in accordance with GAAP) and excluding any goodwill, asset impairment or write-down of asset charges and any items excluded from Gross Operating Revenue in the definition of such term above.
          “Non-Recourse Parties” has the meaning set forth in Section 17.20.
          “Operate”, “Operating” or “Operation” means to manage, operate, use, maintain, market, promote, and provide other management or operations services to the Hotel, all as more particularly described in this Agreement.
          “Operating Assets” has the meaning set forth in Section 2.6(b).
          “Operating Costs” has the meaning set forth in Schedule A hereto.
          “Operating Reports” has the meaning set forth in Section 10.3.
          “Operating Term” means the Initial Operating Term, together with any Renewal Term, as applicable.
          “Operating Year” means each calendar year during (i) the Operating Term and (ii) for so long as Manager is required to provide Management Services hereunder, the Transition Period, except that the first Operating Year shall be a partial year beginning on the Effective Date and ending on the following December 31, and if the date on which Manager is no longer required to provide Management Service hereunder is a date other than December 31 in any year, then the last Operating Year shall also be a partial year commencing on January 1 of the year in which such date occurs and ending on such date.
          “Owner” has the meaning set forth in the preamble.

          “Owner Confidential Information” has the meaning set forth in Section 6.1.
          “Owner Termination Amount” means (i) all fees, expenses and other amounts that may have accrued as of the effective date of Owner’s termination of this Agreement and (ii) if and when the same would have been due and payable under this Agreement if this Agreement had not been terminated early, all fees that would otherwise be due and payable under this Agreement for the unexpired portion of the first year of the Initial Operating Term based on the projections set forth in the Annual Budget for such year; provided, however, that the fees described under clause (ii) of this definition will be credited against the amount of the fees, expenses and other amounts to be earned by Manager for its services during the Transition Period.
          “Owner’s Expenses” has the meaning set forth in Section 9.3.
          “Party” means each of Manager and Owner.
          “Person” means an Individual and/or Entity, as the case may be.
          “Project Manager” has the meaning set forth in Section 2.9.
          “Promotional Allowances” are goods and services, such as complimentary food, beverages, entertainment and parking, given to customers of the Hotel as an inducement to gamble at the Hotel.
          “Proprietary Rights” has the meaning set forth in Section 3.3.
          “Quarterly Reports” has the meaning set forth in Section 10.3.
          “Renewal Term” shall have the meaning set forth in Section 8.2.
          “Restructuring Agreement” has the meaning set forth in the preamble.
          “ROI Capital Improvements” means all alterations, improvements, replacements, renewals and additions of or to the Hotel that are capitalized under GAAP and involve a material change in the primary use of, or a material physical expansion or alteration of, the Hotel (including adding or removing guest rooms or meeting rooms, or changing the configuration of the Hotel).
          “Routine Capital Improvements” means all maintenance, repairs, alterations, improvements, replacements, renewals and additions of or to the Hotel (including replacements and renewals of FF&E and Supplies, exterior and interior painting, resurfacing walls and floors, resurfacing parking areas and replacing folding walls) that are capitalized under GAAP and not depreciated as real property. For avoidance of doubt, Routine Capital Improvements expressly exclude Building Capital Improvements and ROI Capital Improvements.
     “Security Interest” means any security interest, collateral assignment, pledge or similar document or instrument that encumbers any assets relating to the Hotel (or any portion thereof or interest therein) that constitutes a personal property interest (including all Supplies located at or used in the Operation of the Hotel and Owner’s rights under this Agreement).
          “Senior Executive Personnel” means the Individuals employed from time to time in the positions listed on Schedule B, or serving such functions, regardless of the specific titles given to such Individuals.
          “Services” means the Management Services, together with the Transition Services and any additional services to be provided by Manager to Owner that the Parties mutually agree upon during the Transition Period.
          “Shared Expenses” has the meaning set forth in Schedule A.
          “Shared Services” has the meaning set forth on Schedule D.
          “Station IP” means the “Licensed IP” (as defined in the License Agreement).
          “Sub-Accounts” has the meaning set forth in Section 15.1.
          “Successor Owner” means any successor owner of the Hotel.
          “Supplies” means all Operating Supplies and equipment used in the Operation of the Hotel.
          “Taxes” means all taxes, assessments, duties, levies and charges, including ad valorem taxes on real property, personal property taxes, gaming taxes, fees and charges and business and occupation taxes, imposed by any Governmental Authority against Owner or the Hotel in connection with the ownership or Operation of the Hotel, but expressly excluding income, franchise or similar taxes imposed on Owner.
          “Third-Party Agreement” means any agreement between Manager or any of its Affiliates, on the one hand, and any third party, on the other hand, that is related to, or used in connection with, the provision of the Services.
          “Third-Party Managers” has the meaning set forth in Section 11.11(b).
          “Third-Party Operated Areas” has the meaning set forth in Section 11.11(b).
          “Transition Period” has the meaning set forth in Section 2.2.
          “Transition Services” has the meaning set forth in Section 2.2.
ARTICLE 2
SERVICES
     2.1 Provision of Management Services. On and subject to the terms and conditions of this Agreement, from and after the Effective Date until the termination of this Agreement, Owner hereby grants to Manager, and Manager accepts, the sole and exclusive right and authority during the Operating Term to supervise, direct and control the management, operation and promotion of the Hotel, as the agent of Owner, in accordance with the Hotel Standard. Manager shall Operate the Hotel and provide the Management Services to Owner in accordance with the Hotel Standard. In addition, Manager shall provide all Management Services which constitute Shared Services in a first-class manner and on terms which are not less favorable than those on which similar services are then provided at any other properties owned or managed by Manager or its Affiliates. In the performance of its obligations under this Agreement, Manager shall Operate the Hotel for the account and benefit and in the best interest of Owner and in accordance with this Agreement. In furtherance of the foregoing grant of authority, Manager shall (subject to the rights of Owner, the limitations and restrictions on Manager, and Manager’s compliance with the terms and covenants contained in this Agreement and the Annual Budget) have authority, control and discretion in the management and operation of the Hotel, without interference, or disturbance in all operating matters.
2.2 Scope of Authority. Without limiting the generality of Section 2.1, Owner’s grant of authority to Manager pursuant to Section 2.1 shall specifically include the exclusive power and authority, subject to and consistent with the provisions of this Agreement (including Sections 2.5 and 11.5 and any other rights of Owner and limitations on Manager’s authority and duty hereunder), to:
     (a) determine the terms of admittance, charges for rooms and commercial space, charges for entertainment, charges for use of facilities, food and beverages, which rights shall specifically allow Manager to charge varying rates to different customers or groups of customers and allow Manager, in its reasonable discretion and consistent with industry custom, to permit persons to occupy rooms or suites at the Hotel at rates lower than published rates or free of charge or permit persons to dine at the restaurants or lounges located at the Hotel free of charge;
     (b) establish credit policies (including arrangements with credit card organizations and catering operations);
     (c) arrange for all phases of advertising, promotion and publicity relating to the Hotel;
     (d) arrange for, and establish policies concerning, the receipt, holding and disbursement of funds, the establishment and maintenance of bank accounts and appropriate records management and retention, the procurement of inventories, supplies and services and generally all activities necessary for the operation and management of the Hotel;
     (e) supervise and purchase, or arrange for the purchase of, all FF&E, Operating Supplies, Operating Consumables and other goods and services as are necessary to Operate the Hotel;
     (f) negotiate and enter into such reasonable contracts, leases, licenses, arrangements, concessions and other agreements for any hotel operations, parking, restaurant, bar, or food service operations, retail space, or any other commercial operation in or about the Hotel in the name of Owner, and as an Operating Cost, as Manager reasonably deems necessary or advisable in connection with the operation of the Hotel, it being agreed that every such contract, lease, license, arrangement, concession or other agreement for the Hotel shall be entered into in Owner’s name and, if for more than one year, shall be executed by Owner;
     (g) use commercially reasonable efforts to perform, as Owner’s representative, the obligations of Owner, as landlord, licensor, or concessionaire, under leases, licenses, and contracts made or granted with respect to the Hotel;
     (h) use commercially reasonable efforts to collect income of any nature from the Hotel, including all rents and other sums collectible under leases, licenses, or contracts made or granted with respect to the Hotel;
     (i) subject to Section 11.6, hire, promote, discharge, supervise, train and determine the terms of employment for the Senior Executive Personnel and, through them, all other Hotel Personnel for operating, service, administrative, restaurant, bar and food service positions;
     (j) institute, prosecute, and settle, in its name or (if necessary) in the name of Owner, any and all legal actions or proceedings required to collect charges, rent or other income for the Hotel, to dispossess guests, tenants or other persons in possession therefrom, or to cancel or terminate any lease, license or concession agreement, and Owner shall cooperate with Manager in connection therewith, it being acknowledged and agreed that (a) Manager shall promptly notify Owner of legal disputes for which a summons, complaint, or other correspondence from an attorney has been received, and shall promptly forward notice of any such claims to the appropriate insurer, and (b) Owner shall be notified promptly regarding any proceedings involving union disputes or collective bargaining;
     (k) perform all such acts in and about the Hotel, in the name of Owner, as shall be necessary to comply with Applicable Laws; provided, however, that (a) if Owner shall adequately defend and indemnify and hold Manager harmless against any claim, loss, cost, damage or expense arising out of or in connection therewith (but not arising out of Manager’s willful misconduct, gross negligence or breach hereunder), Owner shall have the right to contest the validity of any Applicable Law if such contest shall not result in suspension of operation of the Hotel, and (b) subject to the foregoing indemnity, Owner may postpone compliance with any such Applicable Law to the extent and in the manner provided by law until final determination of such Applicable Law, unless the failure to promptly comply with any such Applicable Law would result in the imminent suspension of operations of the Hotel or expose Owner or Manager, or any of their employees to the threat of criminal liability;
     (l) cause appropriate officers and employees of Manager to visit and inspect the Hotel and the operation thereof with reasonable frequency, and in any event no less frequently than once every 90 days;

     (m) subject to Schedule F, provide the Hotel with such advertising, public relations, and promotional services as are judged by it to be reasonably necessary and appropriate in order to promote the name and facilities of the Hotel including, but not limited to, providing assistance in the following areas:
(i)	developing and implementing the Hotel’s individual marketing plan following Manager’s guidelines with Owner’s input and consultation, including planning, publicity and internal communications, and organizing and budgeting the Hotel’s advertising and public relations programs;
(ii)	selecting and providing guidance as required for the public relations personnel;
(iii)	preparing and disseminating news releases for trade and consumer publications, both national and international, it being agreed that Owner and Manager shall coordinate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement and/or the performance by either of them of their respective obligations hereunder; and
(iv)	selecting an advertising agency, if any; and
     (n) coordinate the Hotel’s marketing program with Manager’s corporate marketing program and include the Hotel in the same as appropriate.
     2.3 Transition Services. (1) At Owner’s election, exercisable at any time by written notice to Manager, Manager shall continue to Operate the Hotel in order to minimize any potential disruption to the Operation of the Hotel and facilitate the orderly transition of its operations to a third party for a period of up to three hundred sixty-five (365) days following the effective date of termination of this Agreement (the “Transition Period”); provided, however, that Owner shall have the right to (i) terminate the Transition Period at any time on notice to Manager of not less than thirty (30) days (or such shorter period as shall be necessary or advisable in Owner’s sole, exclusive and nonreviewable discretion to prevent an adverse effect on any License of Owner) and (ii) extend the Transition Period for an additional one hundred eighty (180) days if Owner has not secured the requisite Approvals to permit Owner or a replacement manager to continue to Operate the Hotel in a manner consistent with past practices. In addition to providing the Management Services and provided that Owner pays the applicable Management Fees to Manager in accordance with Article 9, Manager shall cooperate with Owner and the Successor Owner in transitioning management of the Hotel to a replacement manager as described below by providing the following services (the “Transition Services”) during the applicable Transition Period:
     (a) Promptly upon a request by Owner, or in any event at the end of the Transition Period, Manager shall assign and deliver (and cause its Affiliates to assign and deliver) to Owner or its designee all material permits, licenses, contracts and other instruments relating to the Hotel which are in the name of Manager and/or any of its Affiliates;
     (b) Promptly upon a request by Owner, or in any event at the end of the Transition Period, Manager shall deliver (and cause its Affiliates to deliver) to Owner or its designee all books and records relating exclusively to the Hotel, subject to the provisions of Section 3.3;
     (c) Manager shall facilitate (and cause its Affiliates to facilitate) Owner’s efforts to obtain all regulatory and other Approvals in connection with the Operation of the Hotel (including the gaming components);
     (d) Manager shall facilitate (and cause its Affiliates to facilitate) the implementation of such operational and systems changes as may be reasonably necessary to permit the Hotel to operate as a stand-alone unit without continued reliance on any centralized services provided by Manager or its Affiliates;
     (e) Manager hereby irrevocably consents (on behalf of itself and its Affiliates), following Owner’s engagement of a replacement manager or commencement of self-managing of the Hotel, to the extension by Owner or the Successor Owner of an offer of employment to any person who (i) provides services exclusively to the Hotel, and (ii) is not a party to an employment contract with Manager or its Affiliates;
     (f) Following Owner’s engagement of a replacement manager or commencement of self-managing of the Hotel, Manager (i) shall cooperate with Owner or such replacement manager in connection with the collection of any outstanding receiveables and remit to Owner or such replacement manager any amounts collected directly by Manager with respect to such receivables and (ii) if Owner’s share of premiums under any insurance policies maintained through any group insurance program administered by Manager and its Affiliates shall have been paid in advance, cause any unused portion thereof to be refunded to Owner;
     (g) Manager shall take and shall cause its Affiliates to take (subject to reimbursement of Manager’s or its Affiliates’ Shared Expenses (or allocable portion thereof, as applicable) and Actual Cost for doing so) such other and further preparatory steps as may be reasonably requested by Owner to be performed by Manager or its Affiliates while Transition Services are being provided to Owner by such entity or entities as may be reasonably required to facilitate the continuation of operations from and after the Effective Date; and
     (h) Manager shall reasonably cooperate (and shall cause its Affiliates reasonably to cooperate) with Owner and the Successor Owner in carrying out a transition to a replacement manager of the Hotel (including (i) providing such transition-related cooperation and assistance that has not been historically provided by Manager but that is reasonably necessary to effect a transition to a replacement manager of the Hotel and that is within the capabilities of Manager or its Affiliates to provide using commercially reasonable efforts and (ii) performing such transition-related tasks, in such manner, as may be reasonably requested by Owner), subject to limitations on Manager’s and its Affiliates’ obligations to provide certain information to any such successor manager as set forth in Section 3.3.
               (2) Notwithstanding anything contained herein to the contrary, upon Owner’s engagement of a replacement manager or commencement of self-managing of the Hotel, (i) Manager will no longer be responsible for provision of the Management Services and instead will provide only the Transition Services during the remaining portion of the Transition Period (as the same may be extended or terminated as hereinabove provided in this Section 2.2) and (ii) the Management Fee payable to Manager shall be deemed to include only the Base Management Fee.
     2.4 Additional Provisions During Transition Period.
     (a) Migration, Segregation and Consulting Services. Manager shall (and shall cause its Affiliates to), until the termination of the Transition Period, reasonably cooperate with Owner and the Successor Owner in carrying out a transition to a replacement manager of the Hotel, subject to limitations on Manager’s or its Affiliates’ obligations to provide information to any such successor manager as set forth in Section 3.3.
     (b) Requests for Modification. During the Transition Period, Owner may propose but may not require (a) modifications or improvements to the Services to address any deficiency therein, including to reflect changes in Applicable Law, or (b) reasonable changes to the scope of the Services hereunder that are reasonably related to the then-current scope of the Services or reasonably required to accomplish the transition of the management of the Hotel to a replacement manager of the Hotel; provided, however, that nothing in this Section 2.4(b) shall relieve Owner of its obligations to make any payments otherwise required pursuant to Article 9. Notwithstanding the foregoing, Manager and its Affiliates shall not have any obligation to modify, upgrade, improve, or otherwise change any computer hardware systems or software (including code and data), except as expressly contemplated herein.
     2.5 Matters Requiring Owner Approval. Notwithstanding the grant of authority given to Manager in this Agreement, and without limiting any of the other circumstances under which Owner’s approval is specifically required under this Agreement, Manager shall not take or permit any of the following actions without Owner’s prior written approval (which shall be deemed to have been given if Owner has approved an Annual Budget that specifically contemplates the matter in question):
     (a) Settle any claim, (i) regardless of the amount, admitting intentional misconduct or fraud, or (ii) arising out of the of the Hotel which involves an amount in excess of $50,000, adjusted by CPI.
     (b) Prosecute or defend any claim arising out of the Operation of the Hotel (except to dispossess guests) which involves an amount in excess of $50,000, adjusted by CPI, that is not covered by insurance or as to which the insurance company denies coverage or “reserves rights” as to coverage; it being agreed that (i) any counsel to be engaged to prosecute or defend any such claim shall also require Owner’s approval and (ii) Owner shall have the right to elect, by written notice to Manager, to control any such prosecution or defense;
     (c) Execute any lease or other contract having a term in excess of one year unless the contract is terminable within one year from the date of its execution and at any time thereafter without cause and without premium or penalty upon not more than 30 days’ prior notice;
     (d) Execute any equipment lease (or series of leases relating to the same or similar equipment) or other lease, license or contract (or series of contracts relating to the same or similar property, goods or services) that requires aggregate annual payments in excess of $50,000, adjusted for CPI, other than leases, licenses or contracts which are set forth in the Annual Budget;
     (e) Other than trade payables incurred in accordance with this Agreement and other obligations expressly authorized hereunder, borrow any money, or incur indebtedness or issue any guaranty in respect of borrowed money, or issue any indemnity or surety obligation, in the name or on behalf of Owner;
     (f) Grant or create any lien or security interest on the Hotel or any part thereof or interest therein;
     (g) Sell or otherwise dispose of the Hotel or any part thereof or interest therein, including FF&E, except for the sale of inventory and the disposal of obsolete or worn-out or damaged items, each in the ordinary course of business, or as contemplated in the Annual Budget;
     (h) Except as directed by Owner or included in the Capital Budget, commence any ROI Capital Improvements, Routine Capital Improvements or Building Capital Improvements;
     (i) Hire or replace any Individual for a Senior Executive Personnel position; provided that (i) Owner approves for each of such positions the Individual serving in such position as of the Effective Date, as set forth on Schedule B, (ii) Owner shall be deemed to have approved the appointment of any Individual for a Senior Executive Staff position unless Owner delivers notice of its disapproval of such appointment within five (5) business days after Owner has received a resume or written summary of such Individual’s professional experience and qualifications and a reasonable opportunity to interview such Individual, and (iii) Owner may not reject more than three (3) consecutive candidates which Manager, in its reasonable judgment, determines are qualified to fill any Senior Executive Personnel position based, at a minimum, on the fact that such candidate has experience performing the functions anticipated to be performed by such candidate in such position;
     (j) Submit, settle, adjust or otherwise resolve any casualty insurance claim related to the Hotel involving losses or casualties in excess of $50,000, adjusted by CPI;
     (k) Enter into any contract or transaction with an Affiliate of Manager relating to the Hotel except for any delegation to an Affiliate of services to be provided by Manager hereunder that does not result in additional fees or charges payable by Owner and does not release Manger from any of its obligations hereunder, or as otherwise expressly provided for in this Agreement;
     (l) Initiate or settle any real or personal property tax appeals or claims involving property of Owner, unless directed by Owner;
     (m) Acquire any land or interest in land in the name of Owner;
     (n) Consent to any condemnation relating to the Hotel;
     (o) File with any Governmental Authority any federal or state income tax return applicable to Owner;
     (p) Develop or implement policies, strategies or plans regarding (i) the negotiation of collective bargaining, recognition, neutrality or other material labor agreements involving Hotel Personnel, (ii) lobbying efforts with respect to matters affecting the Hotel; or (iii) the issuance of press releases or public statements regarding labor or political matters; and/or
     (q) Challenge or protest any Applicable Law affecting the Hotel.
     2.6 Cooperation with Asset Manager. Manager shall continuously share all relevant information and results pertaining to the Hotel with the Asset Manager. Without limiting the foregoing, Manager shall provide the Asset Manager with access to (i) the Hotel (including the Senior Executive Personnel and the other Hotel Personnel); (ii) the executive officers of Manager; and (iii) the books and records and any other information or data pertaining to the Hotel, in each case so long as such access does not unreasonably interfere with Manager’s ability to Operate the Hotel. Manager shall meet with the Asset Manager weekly and the board of directors of Owner monthly to discuss the Operating Report for the prior month and other matters pertaining to the Hotel. Except as otherwise set forth below in this Section 2.4, Asset Manager shall have no authority to make final decisions on behalf of Owner with respect to operating plans and budgets or any other matters pertaining to the Hotel. Notwithstanding the foregoing, in the event that Owner delivers written notice to Manager that the Asset Manager has the right, on behalf of Owner, to make final decisions or approvals with respect to certain matter(s) under this Agreement, Manager may conclusively rely on, and shall be protected from acting or refraining from acting on, any instruction or direction of the Asset Manager with respect to such matter(s) designated by Owner in such written notice.
     2.7 Limitations on Manager’s Duties. Notwithstanding any obligation imposed upon Manager pursuant to any other provision of this Agreement:
     (a) No Representations. Owner acknowledges and agrees that Manager is not making any representation, warranty or claim that the operation of the Hotel will necessarily be profitable or that any budgets, forecasts, or projections will be achieved; provided that nothing in this Section 2.7(a) shall relieve Operator of its obligation to Operate the Hotel and provide the Services in accordance with the provisions of this Agreement.
     (b) Manager Not Liable for Recommendations. Owner acknowledges and agrees that (a) Manager is not an architect, contractor, engineer, insurance, loan or real estate broker,

attorney, CPA, or other licensed professional, and (b) all matters to be submitted by Owner or by the applicable professional to Manager for review, consent, advice, recommendations, assistance or approval hereunder will be presumed to have been competently prepared by such professionals. Accordingly, although Manager will offer such assistance and make such recommendations hereunder as it deems appropriate, Manager shall not be responsible to Owner or any third party with respect to construction means, supplies, methods, techniques, sequences, and procedures employed by Owner or its consultants or contractors, nor shall Manager be responsible or liable for the adequacy or quality of the plans and specifications (or any samples or shop drawings), contracts, or other matters prepared by Owner, its consultants, or any contractors, or with respect to the adequacy or quality of the Hotel or its construction or the ultimate cost of the Hotel; nor shall Manager be responsible or liable for advising Owner or its consultants of any Applicable Laws, including but not limited to permit or licensing requirements, or Insurance Requirements. Except in the case of willful misconduct, gross negligence or breach on the part of Manager hereunder, no recommendations, advice or approvals given, or inspections made, by Manager hereunder shall be construed to create any such responsibility or liability.
     2.8 Relationship and Limitation on Fiduciary Duties.
     (a) Nature of Relationship. The relationship between the parties hereto shall be that of principal, in the case of Owner, and agent, in the case of Manager. Nothing contained in this Agreement shall constitute, or be construed to constitute or create, a partnership, joint venture or similar relationship between Owner and Manager with respect to the Hotel. This Agreement is for the benefit of Owner and Manager and shall not create third-party beneficiary rights. Consistent with the foregoing, the Parties acknowledge and agree that, in all aspects of Operating the Hotel, including entering into contracts, accepting reservations, and conducting financial transactions for the Hotel, (i) Manager acts on behalf of and as agent for Owner and assumes no independent contractual liability to third parties and (ii) Manager shall have no obligation to extend its own credit with respect to any obligation incurred in Operating the Hotel or performing its obligations under this Agreement.
     (b) Agreement to Define Scope of Duties. It is the intent and desire of the Parties that any liability between them shall be based solely on general principles of contract law and the express provisions of this Agreement, without regard to the common law principles (or any statutory principles) of agency (except as expressly provided for in this Agreement). Accordingly, the Parties acknowledge and agree that (a) the terms and provisions of this Agreement and the duties and obligations specifically set forth herein are intended to satisfy any fiduciary duties which may exist between the Parties, and (b) to the extent any fiduciary duties or other extra-contractual duties that might otherwise exist or be implied for any reason whatsoever, including without limitation those resulting from the principal-agent relationship between the Parties, are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this Agreement, the terms of this Agreement shall prevail. The Parties further acknowledge and agree that the foregoing is intended as, and shall be construed as, an express and knowing waiver of any and all duties of loyalty, good faith, fair dealing, care, and full disclosure, and any other duty that might now or in the future be deemed to exist under the common law principles (or any statutory principles) of agency (collectively, the “Implied Fiduciary Duties”), except in each case, for duties expressly set forth in this Agreement and except for the ordinary covenant of good faith and fair dealing implied in all contracts under general principals of contract law. The Parties also hereby unconditionally and irrevocably waive and release any right, power or privilege either may have to claim or receive from the other party any punitive, exemplary, statutory, or treble damages or any incidental or consequential damages, whether with respect to any breach of the Implied Fiduciary Duties or otherwise. Both Parties acknowledge that they are experienced in negotiating agreements of this sort, have had the advice of counsel in connection herewith, and have been advised as to, and fully understand, the nature of the waivers contained in this Section 2.8(b).
     (c) Waiver of Implied Fiduciary Duties; Consent to Manager Actions. In furtherance of, and without limiting the generality of, Section 2.8(b), Owner specifically consents to, and waives any Implied Fiduciary Duties (subject to the exceptions therefrom contained in Section 2.8(b)) that Manager may owe to Owner in connection with, any transactions or conduct by Manager and its Affiliates authorized by this Agreement, in each case subject only to any express limitations set forth in this Agreement. Owner acknowledges and agrees that its consent to the transactions and conduct by Manager described in this Agreement, and its waiver of any Implied Fiduciary Duties (subject to the exceptions therefrom contained in Section 2.8(b)) otherwise owed by Manager: (i) has been obtained by Manager in good faith; (ii) is made knowingly by Owner based on its adequate informed judgment as a sophisticated party after seeking the advice of competent and informed counsel; and (iii) arises from Owner’s knowledge and understanding of the specific transactions and actions or inactions of hotel operators that are normal, customary, and reasonably expected in the hotel industry generally for hotels similar to the Hotel.
     2.9 No Pledge of Credit by Owner. Owner shall not pledge Manager’s credit nor shall Owner, in the name of or on behalf of Manager, borrow any money or issue any promissory notes or bills of exchange or any other financial obligation.
     2.10 Other Hotels. Subject to the provisions of Section 2.6(c) and Manager’s obligation to operate the Hotel in compliance with the standards and other provisions set forth in this Agreement, Owner acknowledges that (i) Manager is currently managing other hotels and may in the future undertake to manage additional hotels, (ii) it has selected Manager for the supervision, direction, control, management and operation of the Hotel in part because of Manager’s management and operation of the Manager Group Hotels and the benefits which Owner expects to derive by including the Hotel as part the group of hotels managed by Manager and/or its Affiliates (“Manager Group Hotels”), and (iii) the hotels in the Manager Group Hotels compete with one another and conflicts may, from time to time, arise between the Hotel and other Manager Group Hotels, and all of such circumstances are contemplated herein and none of them constitute a breach of Manager’s obligations hereunder; provided that Manager shall undertake to minimize conflict and proceed in a good faith manner intended to maximize the long-term profitability of the Hotel. Neither Manager (or its Affiliates) nor Owner will be subject to any restrictions on the geographical areas within which it (or they) may elect to conduct marketing activities for its (or their) respective owned or managed properties, subject to the marketing restrictions and protocols set forth in Schedule F.

     2.11 Transfer of Assets and Data.
          (a) Transfer of Owner Property. If Manager or any of its Affiliates is in possession or control on the Effective Date of any property owned by Owner, then upon the execution and delivery of this Agreement Manager shall turn over (or cause such Affiliates to turn over, as applicable) all such property to Owner.
          (b) Transfer of Certain Assets Owned by Manager or its Affiliates. Upon execution and delivery of this Agreement, Manager shall transfer (and shall cause its Affiliates to transfer) to Owner all ownership interests of Manager and its Affiliates in any property or assets owned by Manager or its Affiliates that relate to and are associated exclusively with Owner or the Hotel, which may include, but not be limited to: (A) the trademarks which are used exclusively at the Hotel, and (to the extent assignable) licenses to use trademarks which are owned by third parties (other than Manager or its Affiliates) and used non-exclusively at the Hotel; (B) those contracts, warranties, non-proprietary operating software, and other equipment operating records that are used exclusively at the Hotel, subject in all cases to the limitations (including with respect to non-delivery of trade secrets or proprietary software) set forth in this Agreement; (C) any prepaid goods, services or premiums that are exclusively for the use or benefit of the Hotel; and (D) to the extent assignable, any tangible personal property, including all computer hardware and non-proprietary software necessary to access and use the electronic records owned or being acquired by Owner hereunder, that is used exclusively in the operation of the Hotel (all of the foregoing, collectively, the “Operating Assets”). Manager represents and warrants to Owner that there is no inventory or equipment owned by Manager or its Affiliates which is stored at, but is not in use and not contemplated by Manager or its Affiliates or Owner to be used by, the Hotel. Manager shall allow (and cause its Affiliates to allow) Owner to use the Operating Assets, at no cost and expense and without any license fee to Manager or its Affiliates, in the Operation of the Hotel, from and after the Effective Date until Owner has taken title to the Operating Assets, and Manager and its Affiliates shall maintain and not remove any Operating Assets from the Hotel, other than to replace worn, obsolete, damaged or defective Operating Assets with suitable replacements therefor in the ordinary course of business.
          (c) Data. As promptly as possible after the Effective Date (but in no event more than five (5) days after the Effective Date), to the extent not heretofore transferred to Owner, Manager shall transfer (and cause each of its Affiliates to transfer) to Owner its interest in all Exclusive Hotel Data. Manager and/or its Affiliates, as the case may be, (A) shall not, during the Operating Term and/or the Transition Period, make any use of Exclusive Hotel Data or Operating Assets for any reason other than to provide Services hereunder and shall be expressly prohibited from using such Exclusive Hotel Data in connection with any business operations or properties other than the Hotel, and (B) at the conclusion of the Transition Period, shall delete all copies of Exclusive Hotel Data from Manager’s and its Affiliates’ systems and databases (and shall provide a certification from an officer of Manager and/or its Affiliates that such Exclusive Hotel Data has been deleted) and shall not make any further use of such Exclusive Hotel Data. Manager’s and its Affiliates’ obligation to transfer such Exclusive Hotel Data is absolute and unconditional, regardless of whether any Services are performed or paid for pursuant to this Agreement. During the Operating Term and the Transition Period, the Exclusive Hotel Data shall be stored and continuously updated in a manner satisfactory to Owner. Promptly upon a request by Owner at any time, Manager shall provide the Exclusive Hotel Data to Owner in such form and by such means as may be requested by Owner so as to permit Owner (or any successor manager or designee of Owner) to store, update and use the Exclusive Hotel

Data to the same extent and in the same manner as it was stored, updated and used by Manager. For the avoidance of doubt, neither Manager nor its Affiliates, as the case may be, shall be required to delete any aggregate customer or player data or information generated by, or contained in, the Boarding Pass Program (including all account balance history or status level information), and such data and information shall remain the sole property of Manager and/or its Affiliates; provided, however, that Manager shall (and shall cause its Affiliates to) remove and delete any identifiable or traceable Exclusive Hotel Data, from the Boarding Pass Program. For avoidance of doubt, no account balance history, status level, or redemption history information will be deleted for any customer in the Boarding Pass Program, nor shall Manager or its Affiliates be required to delete any such information.
     2.12 Third-Party Agreements. Manager shall, upon the request of Owner or the Successor Owner, provide Owner or the Successor Owner reasonable assistance in identifying and contacting third-party licensors, vendors and providers of goods or services under Third-Party Agreements.
     2.13 Project Managers. Each of Manager (for the Operating Term and Transition Period) and Owner (for the full Transition Period) shall designate a project manager, who shall serve as that Party’s principal representative with respect to all issues relating to the Services (each, a “Project Manager”). Each Party may change its Project Manager by written notice to the other Party. Owner’s Project Manager may also be the Asset Manager.
ARTICLE 3
USE OF CERTAIN INTELLECTUAL PROPERTY
     3.1 Temporary Non-Exclusive License to Use Station IP. The Parties acknowledge that Owner has a temporary, non-exclusive, royalty-free license to use the Station IP during the Operating Term and the Transition Period, pursuant and subject to the License Agreement.
     3.2 Intentionally Omitted.
     3.3 Excluded Property; Centralized Services. Except as otherwise provided in Section 2.6(c) or elsewhere in this Agreement, Manager shall not be required to, directly or indirectly, provide to Owner any information, data or inspection of any of the following which is used both at the Hotel and at other properties managed by Manager or its Affiliates, as applicable, and not used at properties which are not so managed, all of which is and shall remain property of Manager or its Affiliates, as applicable: proprietary operating practices; proprietary software; trade secrets; proprietary player tracking systems (including the Boarding Pass Program); brand-wide customer promotions; employee compensation (unless Owner is responsible for paying all or any part of the same) or other similar competitive information (the rights of Manager and its Affiliates to any of the foregoing, “Proprietary Rights”). Except to the extent (a) required in order for Manager to perform its obligations under this Agreement to provide Services to Owner, or (b) expressly provided in this Agreement or the License Agreement, Owner shall not have any use of or rights in any trademarks (including any Licensed Marks (as defined in the License Agreement)), other intellectual property, general intangibles, player tracking or reservation services used by Manager in connection with the management of the Hotel, all of which shall remain the sole property of Manager or its Affiliates, as applicable. Without limiting Manager’s obligations to provide Exclusive Hotel Data under Section 2.6(c) and to provide the Services (including Shared Services), Owner agrees that neither Manager’s obligations under Section 2.2, nor Manager’s obligations to provide Services creates in favor of Owner any rights in, and Owner shall not at any time have any rights in, use of or access to the Boarding Pass Program, any other customer-affinity programs operated by Manager and/or its Affiliates, any brand-wide promotions operated by Manager and/or its Affiliates, any brand-wide progressive games operated by Manager and/or its Affiliates, or any other proprietary promotions or systems, that are used commonly by other hotels and casinos operated by Manager and/or its Affiliates and are not used by hotels and casinos which are not so operated; provided, however, that (i) Owner may, at its election, continue to participate in the Boarding Pass Program during the Operating Term (and, if Owner so elects, Manager and/or its Affiliates shall make the Boarding Pass Program available throughout the applicable Transition Period or such shorter period that Owner requests), and (ii) during the Operating Term and, at Owner’s election, during the Transition Period, the Hotel shall participate in the sharing of services designated as Shared Services in accordance with Schedule D.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MANAGER
     Manager represents and warrants to Owner as follows:
     4.1 Power and Authority. Manager has the requisite corporate power and authority to execute and deliver this Agreement and to provide the Services, whether by itself or through authorized service providers. All corporate action on the part of Manager necessary to approve or to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby to be performed by it has been duly taken. This Agreement is a valid and binding agreement enforceable against Manager in accordance with its terms, subject to the effect of principles of equity and the applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and other customary qualifications.
     4.2 Non-Infringement. The software, assets, processes and procedures used by Manager to provide the Services do not and will not infringe, or constitute an infringement or misappropriation of, any intellectual property rights of any third party. Without limiting Owner’s remedies, if any such software, asset, process or procedure becomes, or is, in Manager’s reasonable opinion, likely to become, the subject of any claim of infringement or misappropriation of intellectual property rights of a third party, Manager may, at Manager’s option and expense, either: (a) modify the Services so as not to so infringe or misappropriate while continuing to serve the same purpose; or (b) obtain the right to use such software, asset, process or procedure.
     4.3 Passthrough. Manager shall pass through to Owner or the Successor Owner the benefits of any indemnifications and warranties made by third parties in Third-Party Agreements to the fullest extent that Manager is permitted to do so under such Third-Party Agreements.

     4.4 Completeness. Manager intends that the Management Services shall constitute all services that have been provided by Manager or its Affiliates or its or its Affiliates’ service providers or designees to the Hotel during the Lookback Period. In the event that during the Transition Period either Party discovers any service that Manager or its service providers or designees periodically provides in the ordinary course of business and such service was last periodically provided prior to the Lookback Period that is reasonably necessary for the operation or management of the Hotel (e.g., assistance with periodic tax returns or regulatory filings) and that has not been replaced or superseded by new or modified services or suspended across Manager’s and its Affiliates’ owned or managed properties generally, the Management Services shall, at Owner’s election and notice, be automatically deemed to be amended to include any services that Manager actually provided to the Hotel during the Lookback Period and Manager shall (subject to the terms and conditions of this Agreement) be entitled to recover Manager’s Actual Cost and the allocable portion of its Shared Expense (in each case as applicable) for providing the services that are subject to such amendment.
     4.5 Manager Capabilities and Resources. Manager will have continuous access to all strategic management capacity currently used by Manager and its Affiliates to operate the Hotel. Manager will be familiar with all of the Hotel’s day-to-day operations. Manager will have on the Effective Date, the capabilities, operating methods, systems and resources reasonably necessary to assume management responsibility for the Hotel in a manner reasonably consistent with the Services contemplated by this Agreement.
     4.6 Lawsuits. Manager represents and warrants that there are no actions, suits or proceedings pending, or, so far as Manager has actual knowledge, threatened against Manager which might result in any inability of Manager to perform its obligations pursuant to this Agreement.
     4.7 Brokers, Finders, Etc. Manager represents and warrants to Owner that it has engaged no broker, agency or finder in connection with this transaction.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF OWNER
Owner represents and warrants to Manager as follows:
     5.1 Power and Authority. Owner has the requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. All corporate action on the part of Owner necessary to approve or to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby to be performed by it has been duly taken. This Agreement is a valid and binding obligation of Owner, enforceable in accordance with its terms, subject to the effect of principles of equity and the applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and other customary qualifications.
     5.2 Brokers, Finders, Etc. Owner represents and warrants to Manager that it has engaged no broker, agency or finder in connection with this transaction.

     5.3 Financing and Sales; Disclosures of Non-Participation by Manager. Owner shall not represent to the Lender under any proposed Mortgage, or to any joint venturer, investor, partner or purchaser of securities in a private or public offering of securities of Owner, or to any transferee of the Hotel or to any other person or entity, that Manager or its Affiliates are or shall be in any way responsible for Owner’s obligations under such Mortgage, offering or transfer, and, shall, if requested by Manager, affirmatively disclose in writing to any such Lender, joint venturer, investor, partner, purchaser of securities, transferee or other person or entity, that Manager is not participating in such offering, borrowing or transfer, and is not making any representations, warranties, or guaranties in connection therewith, other than to state that the Hotel will be managed by Manager as provided in this Agreement. Owner may make use of any forecasts, annual plans, or projections prepared only in Owner’s name or the name of Manager or the names of any of their respective Affiliates in connection with any proposed financing arrangement, loan or public or private offering, and Owner shall indemnify Manager from claims of reliance by any Lender, joint venturer, investor, partner, purchaser of securities, transferee or other person or entity on such forecasts, annual plans, or projections prepared by Manager. Furthermore, and without limiting Owner’s indemnification obligations under this Section 5.3, Owner covenants to notify in writing any such Lender, joint venturer, investor, partner, purchaser of securities, transferee or other person or entity that such forecasts, annual plans, or projections prepared by Manager are confidential and should not be disseminated in any manner, subject to customary exceptions and exclusions.
     5.4 Lawsuits. Owner represents and warrants that there are no actions, suits or proceedings pending, or, so far as Owner has actual knowledge, threatened against Owner which might result in any inability of Owner to perform its obligations pursuant to this Agreement.
ARTICLE 6
CONFIDENTIALITY
     6.1 Confidentiality Agreement of Managers. Except as expressly contemplated by this Agreement or as required by Applicable Law (including with respect to any bankruptcy or other legal proceeding), Manager shall hold, and shall cause its Affiliates and their respective officers, directors and employees to hold, in strict confidence and not disclose to any other person or entity, any Exclusive Hotel Data and any other data or information relating to Owner’s business that is identified as confidential or should reasonably be understood to be confidential and which Owner has used reasonable steps under the circumstances to maintain in confidence (collectively, “Owner Confidential Information”). Each of Manager and its Affiliates may disclose Owner Confidential Information to their respective service providers and designees who have a need to know such information in order to provide the Services required under this Agreement, provided such parties are bound to confidentiality obligations of even scope with those in this Agreement and provided that Manager shall be responsible for such service providers’ and designees’ compliance with such obligations.
     6.2 Confidentiality Agreement of Owner. Except as expressly contemplated by this Agreement or as required by Applicable Law (including with respect to any bankruptcy or other legal proceeding), Owner and Successor Owner shall hold, and shall cause their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, representatives, agents and advisors (including attorneys, accountants, consultants, bankers, current or prospective purchasers or lenders, and financial advisors) to hold, in strict confidence and not disclose to any other person or entity, all data and information relating to Manager’s business that is identified as confidential or should reasonably be understood to be confidential in which Manager, its Affiliates or their respective customers or suppliers have rights, and which the Manager and its Affiliates have used reasonable steps under the circumstances to maintain in confidence (collectively, “Manager Confidential Information” and, together with Owner Confidential Information, the “Confidential Information”).
     6.3 Exceptions. Confidential Information shall not include information that: (a) is or becomes generally available to the public other than as a result of disclosure directly or indirectly by (i) Manager or any of its Affiliates, officers, directors, employees, representatives, agents and advisors, in the case of Owner Confidential Information, or (ii) Owner or Successor Owner or any of their respective Affiliates, officers, directors, employees, representatives, agents and advisors, in the case of Manager Confidential Information; (b) was, after the Effective Date, independently acquired or developed by (i) Manager or its Affiliates, in the case of Owner Confidential Information, without using any Owner Confidential Information and without violating any of its obligations hereunder, or (ii) the Owner or Successor Owner, in the case of Manager Confidential Information, without using any Manager Confidential Information and without violating any of its obligations hereunder; or (c) is or becomes available to (i) Manager or its Affiliates, in the case of Owner Confidential Information, on a non-confidential basis from a person or entity (other than Owner or its Affiliates, officers, directors, employees, representatives, agents or advisors) who, to Manager’s or its Affiliates’ actual knowledge after due inquiry, is not and was not bound by a confidentiality agreement with Owner or otherwise prohibited from transmitting the information to Manager or its Affiliates, or (ii) Owner or Successor Owner, in the case of Manager Confidential Information, on a non-confidential basis from a person or entity (other than Manager or its Affiliates, officers, directors, employees, representatives, agents or advisors) who, to Owner’s or Successor Owner’s actual knowledge after due inquiry, is not and was not bound by a confidentiality agreement with Manager or its Affiliates or otherwise prohibited from transmitting the information to Owner or Successor Owner.
     6.4 Permitted Uses. The foregoing shall not prohibit use of Confidential Information (a) as is required by Applicable Law (including any gaming regulations), (b) as is necessary to prepare tax returns or other required filings with any governmental authorities or to defend or object to any reassessment of taxes, (c) as is necessary to prepare and disclose, as may be required, accounting statements, (d) as is necessary or advisable to avoid committing a violation of any rule or regulation of any domestic or foreign securities association, stock exchange or national securities quotation system on which a Party’s or its Affiliate’s securities are listed or traded, or (e) as is necessary to enforce the terms of this Agreement; provided, however, that the party using or disclosing such Confidential Information in any of the preceding scenarios must take reasonable steps to protect the confidentiality of the information to the extent permitted by Applicable Law.

     6.5 Return and Destruction. Upon termination or expiration of this Agreement, or at any time with respect to particular Confidential Information not required by a Party to perform its obligations or receive its benefits under this Agreement, upon request by the other Party, such Party shall (a) return to such other Party all Confidential Information and all copies thereof that are in such Party’s possession or control, and (b) delete from its computers, databases, and servers any electronic copies of all such Confidential Information.
     6.6 Use of Residual Manager Knowledge. Owner acknowledges that Manager has been engaged pursuant to this Agreement to provide Owner with access to data and information other than proprietary or confidential systems, methods, programs and strategies developed and utilized exclusively by Manager and its Affiliates in the management and operation of numerous casino and hotel properties and that all such proprietary or confidential systems, methods, programs and strategies are and shall remain the sole and exclusive property of Manager and/or its Affiliates, as applicable. Owner acknowledges that nothing in this Agreement shall be deemed to limit the use by Manager and its Affiliates and their respective personnel of all data and information other than Owner Confidential Information and Exclusive Hotel Data, and of all systems, methods, programs and strategies exclusively developed by Manager and its Affiliates (including those developed by Manager and its Affiliates in connection with the management of the Hotel).
     6.7 Use of Residual Owner Knowledge. Manager acknowledges that Owner or a Successor Owner may, by virtue of receipt of the Services, learn or become aware of general, non-proprietary and non-confidential operating and management processes, methods and strategies used with properties similar to the Hotel generally. Manager acknowledges that nothing in this Agreement shall be deemed to limit the use by Owner and its Affiliates and their respective personnel of all such general, non-proprietary and non-confidential operating and management processes, methods and strategies.
     6.8 Survival. Without limiting any Party’s obligations with respect to the return and destruction of the Confidential Information of any other Party hereunder, the provisions of this Article 6 shall survive for two (2) years following any expiration or termination of this Agreement.
ARTICLE 7
SURVIVAL
     7.1 Survival. The obligations of the Parties under this Agreement that the Parties have expressly agreed shall survive expiration or termination of this Agreement or that, by their nature, would continue beyond the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement for any reason. Without limiting the foregoing, Article 1, Article 6 (to the extent provided in Section 6.8), this Article 7 and Article 16 of this Agreement, and all provisions of this Agreement relating to the Transition Period, shall survive expiration or termination.

ARTICLE 8
TERM AND TERMINATION
     8.1 Initial Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect through the end of the Initial Operating Term unless terminated earlier in accordance with the terms of this Agreement or renewed in accordance with Section 8.2.
     8.2 Renewal Options. Owner shall have the right (but not the obligation) to extend the Initial Operating Term of this Agreement for successive periods of one (1) year each (each, a “Renewal Term”) by giving Manager written notice of its desire to extend not later than ninety (90) days prior to the expiration of the Initial Operating Term (or, if applicable, the expiration of the then-current Renewal Term). If this Agreement is renewed for any Renewal Term, this Agreement shall be automatically extended to the expiration of such Renewal Term.
     8.3 Early Termination. Owner may terminate this Agreement at any time upon ninety (90) days’ prior written notice to Manager, and Manager may terminate this Agreement at any time following the first year of the Initial Operating Term upon ninety (90) days’ prior written notice to Owner. If Owner elects to terminate this Agreement as provided for in this Section 8.3 at any time prior to one (1) year after the Effective Date, then Owner shall pay the Owner Termination Amount to Manager. The Owner Termination Amount, to the extent actually paid by Owner, shall be credited against the Management Fee and any expenses and other amounts that may be payable to Manager for its services during the Transition Period, as and when such fees, expenses and other amounts become due. The effective date of either such termination shall be extended to the extent (if any) necessary for Owner and Manager to comply with Applicable Law.
     8.4 Termination upon Default. In the event that either Party materially breaches any of its material representations, warranties or covenants under this Agreement and (in the case of any breach of a covenant hereunder) fails to cure such breach within thirty (30) days after receiving written notice of such breach from the other Party, such other Party may, without limiting its other rights and remedies under this Agreement, at law or in equity, terminate this Agreement by written notice to the breaching Party, subject to Manager’s obligation to perform Transition Services hereunder. Without limiting any liability on the part of Owner if Owner is the breaching Party, no Owner Termination Amount shall be payable, and Owner shall incur no other cost, expense or liability, as a result of any such termination.
     8.5 Termination by Manager for Non-Payment. If Owner fails to make when due any payment required under Section 9.6, Manager may terminate this Agreement upon ten (10) business days’ notice, subject to Manager’s obligation to perform Transition Services hereunder. If any such failure by Owner occurs during the Transition Period, Manager may terminate the Transition Period upon ten (10) business days’ notice, in which case Manager shall no longer be obligated to perform any Transition Services hereunder. Without limiting any liability on the part of Owner with respect to such failure, no Owner Termination Amount shall be payable, and Owner shall incur no other cost, expense or liability, as a result of any termination in accordance with this Section 8.5.
     8.6 Termination by Owner for Cause. Owner may terminate this Agreement by written notice to Manager if at any time (a) Manager engages in fraud or willful misconduct under this Agreement, (b) Manager or any of its Affiliates suffers the revocation, suspension, expiration or other loss of any Approval required for the provision by Manager of the Services, (c) any Approval held by Manager or any of its Affiliates under any Gaming Laws could, in Owner’s good-faith judgment, be revoked, suspended or jeopardized, or (d) Manager or any of its Affiliates has been found unsuitable by a gaming regulator or could (in Owner’s good-faith judgment) be found unsuitable if Manager (or such Affiliate) were called forward by a gaming regulator. Except as may be otherwise stated therein, any such termination notice shall be effective upon the date it is received by Manager. No Owner Termination Amount shall be payable, and Owner shall incur no other cost, expense or liability, as a result of any termination in accordance with this Section 8.6 other than those costs and expenses that would otherwise be borne by Owner under this Agreement following any termination or expiration hereof.
     8.7 Termination by Owner Relating to Licenses. Either Party shall have the right to terminate this Agreement by written notice to other Party if at any time the notifying Party, any of its members or managers, any of their respective Affiliates or any of the shareholders, partners, managers, members, parents, officers, directors, Affiliates or employees of any of the foregoing (each, an “Affected Person”) determines, in its sole, exclusive and nonreviewable discretion, that the commencement or continuation of this Agreement could adversely affect one or more of the actual or potential licenses, certificates of suitability, suitability findings, permits or the like (each, a “License”) of one or more of the Affected Persons, whether any such License is, or may be, issued by the State of Nevada or any federal, state, local or foreign governmental or regulatory authority. Except as may be otherwise stated therein, any such termination notice shall be effective upon the date it is received by the Party to which it is delivered, subject to Manager’s obligation to perform Transition Services hereunder. No Owner Termination Amount shall be payable as a result of any termination in accordance with this Section 8.7, and any such termination shall be at no cost, expense or liability to Owner or any other Related Person.
ARTICLE 9
FEES AND PAYMENT
     9.1 Base Management Fee. The Base Management Fee shall be payable to Manager in monthly installments in arrears five (5) days after the delivery to Owner of the Monthly Report for the prior Accounting Month, with each such monthly installments being calculated on the actual Gross Operating Revenue for such prior Accounting Month. The Base Management Fee shall be paid by Manager by withdrawing the same from the Bank Accounts. Each such installment shall equal the Base Management Fee for the related month and (if applicable) each preceding month in the same Operating Year, less the sum of all prior installments of the Base Management Fee paid for such Operating Year. At the time of submission of each Monthly Report, Manager shall provide to Owner a computation of the applicable installment of the Base Management Fee in reasonable detail and certified by Manager.
     9.2 Incentive Management Fee. The Incentive Management Fee shall be payable to Manager in quarterly installments in arrears within five (5) days after the delivery to Owner of the Quarterly Report for the prior Accounting Quarter. Each such installment shall equal the Incentive Management Fee for the applicable Accounting Quarter and (if applicable) each preceding Accounting Quarter in the same Operating Year, less the sum of all prior installments of the Incentive Management Fee paid for such Operating Year. At the time of submission of each Quarterly Report, Manager shall provide to Owner a computation of the applicable installment of the Incentive Management Fee in reasonable detail and certified by Manager. For the avoidance of doubt, all Management Fee installments and Owner’s Expenses payable with respect to any Accounting Quarter (whether due and payable during or after such Accounting Quarter) shall be deducted in the calculation of Net Income for such quarter for purposes of such computation.
     9.3 Costs and Expenses Incurred. In addition to the Base Management Fee and the Incentive Management Fee, the Hotel’s allocable portion of Shared Expenses and additional Actual Costs incurred by Manager as a result of providing Shared Services to the Hotel (collectively, “Owner’s Expenses”) shall constitute costs and expenses of Owner under this Agreement and as such shall be fully reimbursable to Manager hereunder (without duplication), provided that (a) such Owner’s Expenses shall have been approved by Owner (in connection with the Annual Budget or otherwise) and actually incurred by Manager or its Affiliates, (b) any such Owner’s Expenses constituting costs and expenses for Senior Executive Personnel (excluding bonuses) and shared employees shall not exceed $137,500 in the aggregate in any calendar month, $393,750 in the aggregate in any rolling three (3) month period, or $1,500,000 in the aggregate in any rolling twelve (12) month period, and any other Owner’s Expenses shall not exceed $394,167 in the aggregate in any calendar month, $1,128,750 in the aggregate in any rolling three (3) month period, or $4,300,000 in the aggregate in any rolling twelve (12) month period and (c) any such Owner’s Expenses to be reimbursed to Manager are set forth in a Monthly Report. The Parties acknowledge that the limits set forth in clause (b) of the immediately preceding sentence are based on the costs and expenses that were treated as Shared Expenses and allocated as such to the Hotel from January 2010 through July 2011, and Manager agrees to treat as Shared Expenses the same categories of costs and expenses that were so treated, and to use the same methods of calculation and allocation of Shared Expenses that were used, during such period. Owner’s Expenses shall be reimbursed within five (5) days after the delivery to Owner of the Monthly Report detailing such Owner’s Expenses. Whenever any reimbursement due Manager under this Section or any other provision of this Agreement shall be subject to a gross receipts or similar tax under Applicable Law, Manager shall be entitled to such reimbursement, together with such tax payable thereon, so that Manager shall receive such reimbursement net of any taxes or similar charges
     9.4 Payment Disputes; Audits. If Owner disputes in good faith any amounts charged by Manager hereunder, Owner shall provide prompt notice thereof to Manager and the Parties shall promptly and in good faith attempt to resolve such dispute. If any such dispute is not resolved prior to the payment due date for such fee or expense, Owner may withhold (or direct Manager to withhold) any disputed amounts from the payment of such fee or expense; provided that Manager shall be entitled to receive the undisputed portion of the same and Manager shall be entitled to receive any remainder promptly upon the resolution of the dispute. Manager and its Affiliates shall keep reasonably detailed books and records related to the amounts charged hereunder, together with third party invoices and reasonable supporting documentation. Owner or its designated third party auditor may, from time to time, as an expense of the Hotel and upon reasonable notice to Manager and/or its Affiliates, request copies of, inspect and conduct audits of, such books, records, invoices and documentation as reasonably necessary to verify and confirm the amounts charged hereunder. If any such audit reveals an overcharge of Owner with respect to any amounts charged hereunder, Manager or its Affiliates, as the case may be, shall issue a refund to Owner or, at Owner’s election, extend a credit to

Owner to be applied against future amounts charged hereunder. If any such audit reveals an underpayment by Owner with respect to any such charges, Manager shall be entitled to withdraw from the Bank Accounts the net amount of any such underpayment.
     9.5 Reconciliation of Management Fees. Within ten (10) days after Manager delivers to Owner the Certified Financial Statements for any Operating Year, Manager shall cause to be prepared and delivered to Owner a reconciliation statement for such Operating Year showing the calculation and payment of the Management Fees for such Operating Year, and appropriate adjustments shall be made for any overpayment or underpayment of the Management Fees during such Operating Year. If any reconciliation statement reflects an overpayment of Management Fees to Manager, Manager shall, within fifteen (15) days after such reconciliation statement has been delivered by Manager to Owner, remit to Owner the amount of such overpayment. If the reconciliation statement reflects an underpayment of Management Fees to Manager, Manager shall be entitled to withdraw from the Bank Accounts within thirty (30) days after such reconciliation statement has been delivered by Manager to Owner the net amount of any such underpayment.
     9.6 Payment by Owner. Subject to Section 9.4, if at any time there are insufficient funds in the Bank Accounts to pay any installment of the Base Management Fee or the Incentive Management Fee or any expense or other amount which is then due and payable to Manager, Owner shall, within ten (10) business days after receiving a written request therefor from Manager, pay the amount of such installment, expense or amount to Manager.
ARTICLE 10
BOOKS AND RECORDS
     10.1 Maintenance of Books and Records. Manager shall keep and maintain in accordance with GAAP complete and accurate records and books of account reflecting all financial affairs (including all items of income and expense) in connection with the Operation of the Hotel. All books of account and other financial records of the Hotel shall be available to Owner, any Lender and their respective agents, representatives and designees (subject to Article 6) at all reasonable times for examination, audit, inspection and copying, at no cost or expense to Manager. Such inspections and examinations shall be made with as little disruption to the business operations of the Hotel as reasonably practicable. All of the financial books and records of the Hotel, including books of account and front office records (but excluding any Proprietary Rights), shall be the property of Owner; provided, however, after the termination of this Agreement, all such books and records with respect to the period during which Manger provided Services hereunder shall thereafter be available for a period of five years to Manager at the Hotel for inspection, audit, examination and extracting, at all reasonable times, upon two business days’ prior notice.
     10.2 Monthly Financial Reports. Manager shall cause to be prepared and delivered to Owner reasonably detailed unaudited monthly operating reports (the “Monthly Reports”) that reflect the operational results of the Hotel for each Accounting Month of each Operating Year. Manager shall deliver each Monthly Report to Owner within fifteen (15) days after the end of the Accounting Month to which such Monthly Report relates. At a minimum, the Monthly Reports shall include: (a) a balance sheet including comparisons against the prior Accounting Month and prior year-end and outlining differences in reasonable detail; (b) an income and expense statement (including GOR, Operating Costs (including Owner’s Expenses) (broken out into categories which are no less specific than the categories enumerated in clauses (i) through (ix) of the first paragraph of Schedule A), Net Income and EBITDA) for such Accounting Month and for the elapsed portion of the current Operating Year through the end of such Accounting Month (with a comparison to the previous year); (c) a statement of cash flows for such Accounting Month and for the elapsed portion of the current Operating Year through the end of such Accounting Month (with a comparison to the previous year) in reasonable detail to allow Owner to identify and ascertain sources and uses thereof; (d) a computation of any installment of the Base Management Fees due following delivery of such Monthly Report; (e) a statement of all amounts reimbursable to Manager following delivery of such Monthly Report; (f) a statement of all employees then shared or proposed to be shared by the Hotel and one or more other properties owned or operated by Manager or any of its Affiliates, and the current or proposed allocation of the time, services and costs of such employees; (g) a statement of all current and proposed Shared Services, and the current or proposed allocation of the costs of such Shared Services; (h) descriptions of all variances from the Annual Budget for the current Operating Year, updated forecasts and any proposed changes to the Annual Budget; and (i) such other reports or information as may be otherwise specified in this Agreement to be provided to Owner on a monthly basis or as Owner may reasonably specify from time to time.
     10.3 Quarterly Financial Reports. Manager shall cause to be prepared and delivered to Owner reasonably detailed unaudited quarterly operating reports (the “Quarterly Reports”, and together with the Monthly Reports, the “Operating Reports”). Manager shall deliver each Quarterly Report to Owner within forty-five (45) days following the end of the Accounting Quarter to which such Quarterly Report relates. At a minimum, the Quarterly Reports shall include: (a) a narrative report on the Hotel’s actual performance relative to the Annual Budget; (b) a computation of any installment of the Incentive Management Fees due following delivery of such Quarterly Report; (c) a schedule comparing the financial performance of the Hotel to the financial covenants under Financing Documents to the extent that the applicable Financing relates to the Hotel only; and (d) such other reports or information as Owner may reasonably specify from time to time.
     10.4 Annual Financial Reports. Manager shall cause to be prepared and delivered to Owner, no later than ninety (90) days after the end of each Operating Year, financial statements for such Operating Year (including a balance sheet, a statement of earnings and retained earnings and a statement of cash flows), which statements shall be audited by an accounting firm selected by Owner and approved by Manager (provided that Manager shall not withhold its approval of one of the “Big Four” accounting firms), shall include a certification by such firm that, subject to any qualifications therein, such statements fairly present, in conformity with GAAP, the financial position, results of operations and cash flows of the Hotel for the preceding Operating Year, and shall be prepared in accordance with GAAP (“Certified Financial Statements”). Owner and Manager shall cooperate in all respects in the preparation of such financial statements, including the delivery by Manager of any financial information generated by Manager pursuant to the terms of this Agreement and reasonably required to prepare such Certified Financial Statements.

     10.5 Other Reports and Schedules. In addition to the Monthly Reports, Quarterly Reports and Certified Financial Statements required to be delivered to Owner hereunder, Manager shall cause to be prepared and delivered to Owner any additional reports and schedules as Owner may reasonably request from time to time, and copies of such leases, contracts and documents as Owner may reasonably request from time to time.
     10.6 Cost of Reports. The cost of preparing the statements and reports described in this Article 10 shall be charged as an Operating Cost of the Hotel for the applicable Operating Year. If the opinion of the independent certified public accounting firm that prepared the Certified Financial Statements for any Operating Year with respect to the matters set forth in such Certified Financial Statements shall be an unqualified opinion, then such Certified Financial Statements shall be conclusive upon the Parties hereto with respect to such matters and shall be deemed to be a final determination of the GOR, Net Income, Operating Costs, Base Management Fee and Incentive Management Fee for such Operating Year, absent fraud, gross or manifest error, or breach of this Agreement.
     10.7 Public Filings. Manager acknowledges that Owner or an Affiliate of Owner may be a public company, and Manager agrees to cooperate with Owner in maintaining the books and records of the Hotel, and by preparing and delivering to Owner reports and statements hereunder and public filings to be filed by Owner or its Affiliates, in a manner that (a) is customary for a third-party manager of a hotel and casino owned by a public company and (b) will permit Owner and its Affiliates to comply with any and all public filing requirements.
ARTICLE 11
OPERATION OF THE MANAGED FACILITIES
     11.1 Proposed Annual Budget. On or before November 1 of each Operating Year, Manager shall prepare and deliver to Owner, for its review and approval, a proposed operating plan and budget for the next Operating Year. All operating plans and budgets proposed by Manager shall include projections of Gross Operating Revenue and Operating Costs by department for such Operating Year for the Hotel and shall be prepared in good faith in accordance with budgeting and planning procedures typically employed by operating subsidiaries of Manager and its Affiliates. Each operating plan and budget shall include monthly and annual projections of each of the following items, as applicable, for the Hotel:
          (a) results of operations (including itemized Gross Operating Revenue, Promotional Allowances, Operating Costs and EBITDA), together with the following supporting data: (a) total labor costs (broken down by department and aggregated), including both fixed and variable labor; (b) the Management Fee, Shared Expenses and Owner’s Expenses; (c) estimates of average daily rate and occupancy; (d) estimates of food, beverage and other sales; (e) estimates of gaming receipts and losses; and (f) a description of the category and nature of Shared Services to be provided, together with a budget for each such category;
          (b) a description of proposed Routine Capital Improvements, Building Capital Improvements and ROI Capital Improvements to be made during such Operating Year and estimated capital expenditures related thereto, including capitalized lease expenses and a contingency line item, and proposed monthly funding for such costs, and project schedules for such capital improvements (the “Capital Budget”);
          (c) a statement of cash flow, including a schedule of any anticipated cash shortfalls;
          (d) a schedule of debt service payments and reserves required under any Financing Documents; and
          (e) a marketing plan and budget for the activities to be undertaken by Manager, including promotional activities and Promotional Allowances for the Hotel.
     11.2 Approval of Annual Budget. Except as expressly provided herein, all final decisions with respect to the operating plans and budgets shall be made by Owner in its sole discretion. If Owner objects to any portion of the proposed annual operating plan or budgets (other than portions to the extent they relate exclusively to discretionary capital expenditures (i.e., capital expenditures not required to comply with law or for life safety reasons)) and Owner and Manager fail to agree on such portion before the end of the first calendar month of the Operating Year to which the proposed annual operating plan and budgets relate, then the dispute will be resolved by an independent internationally recognized hotel and gaming consultant, selected and retained jointly by Manager and Owner. Any such consultant will (i) have no fewer than ten (10) years of experience in the casino/hotel business, (ii) not be an Affiliate of or a person who has any past, present or currently contemplated future business or personal relationship with either Owner or Manager and (iii) not have its compensation fixed based on the results of the issue at dispute. If the Parties are unable to agree on such consultant, the dispute shall be resolved in accordance with Section 17.10. If the consultant agrees with Manager’s proposal with respect to any Owner Controlled Issue (as defined below), the applicable budget or plan shall nevertheless incorporate Owner’s proposal with respect to such issue, but the Base Management Fee and Incentive Management Fee for the period covered by such budget or plan shall be adjusted after such period to reflect the consultant’s best estimate as to what Gross Operating Revenue and EBITDA would have been if Manager’s proposal had been implemented. As used herein, “Owner Controlled Issues” shall mean all issues submitted to the consultant other than (a) issues relating to life safety or legal and regulatory compliance and (b) issues as to which the Manager asserts in good faith that its proposal is necessary in order for the Hotel to comply with the brand standards of Manager and its Affiliates applied to all properties branded as “Station” casinos. The proposed operating plan and budget, including the Capital Budget, as modified to reflect the revisions, if any, either agreed to by the Parties or determined by resolution pursuant to this section shall become the “Annual Budget” for the next Operating Year.
     11.3 Initial Annual Budget. The Parties acknowledge and agree that the operating plan and operating and capital budgets attached as Schedule G have been agreed to by the Parties and shall constitute the Annual Budget for the initial Operating Year.
     11.4 Modification to Annual Budget. Manager shall have the right from time to time during each Operating Year (but not more frequently than quarterly) to propose modifications to the Annual Budget then in effect based on actual operations during the elapsed

                    .
portion of the applicable Operating Year and Manager’s judgment as to what will transpire during the remainder of such Operating Year. Any such modifications shall be subject to Owner’s approval (in the same manner as any Annual Budget) in accordance with Section 11.2.
     11.5 Compliance with Annual Budget. Manager shall use best efforts to Operate the Hotel in accordance with the Annual Budget for the applicable Operating Year. In no event shall Manager (i) incur costs or expenses or make expenditures that would cause the expenditures during any quarter for any line item in an Annual Budget to exceed the amount budgeted for such line item in such Annual Budget for such quarter by more than 10% or, in the case of (x) costs or expenses relating to marketing, advertising or promotion of the Hotel or (y) Shared Expenses, by more than 5%, in each case without Owner’s prior approval, or (ii) exceed the Capital Budget for any Building Capital Improvements or ROI Capital Improvements by any amount without Owner’s prior approval. Notwithstanding the foregoing, Manager shall have the right, without Owner’s prior approval and without reference to the amounts provided for with respect thereto in the applicable Annual Budget, (A) to pay expenses that are not within the ability of Manager to control, including property taxes, the rates applied to (rather than the level of consumption of) utility services, insurance premiums, and license and permit fees, and (B) to make expenditures required on an emergency basis to avoid or mitigate potential injury to persons at the Hotel or damage to the Hotel or other property located at or used in the Operation of the Hotel, provided, that Manager shall endeavor to consult with Owner prior to making any such expenditures and, where such consultation is impracticable under the circumstances, shall notify Owner of the expenditures as promptly thereafter as reasonably possible.
     11.6 Personnel.
     (a) Manager Control. Except as otherwise provided herein, Manager shall manage and have sole and exclusive control of all aspects of the Hotel Personnel, including the recruitment, screening, hiring, payment (including processing of payroll and benefits), training, supervision, instruction and direction of all Hotel Personnel. No Hotel Personnel shall perform services for the benefit of Manager or any of its Affiliates or any property owned or managed by Manager or any of its Affiliates other than the Hotel.
     (b) Personnel Costs. All Hotel Personnel other than Senior Executive Personnel shall be employees of Owner, and (subject to Sections 9.3 and 11.5 and the other provisions of this Agreement) all Hotel Personnel Costs shall be the sole responsibility of Owner and may be paid by Manager from the Bank Accounts as Operating Costs. Owner shall have no right to supervise, discharge or direct any Hotel Personnel, except as otherwise set forth herein, and covenants and agrees not to attempt to so supervise, direct or discharge. Owner shall not interfere with or give orders or instructions to Hotel Personnel, but Owner may contact Manager or the Hotel’s general manager for purposes of evaluating or commenting upon Hotel Personnel, Hotel operations and/or financial performance. Subject to compliance with Gaming Laws, the Operation of the Hotel in compliance with the standards set forth herein, and Owner’s review and approval of the sharing arrangement on a monthly basis, Manager may cause certain Hotel Personnel to provide services to other facilities owned or operated by Manager or an Affiliate of Manager, in which event the costs associated with such personnel shall be equitably allocated between the Hotel and such other facilities pursuant and subject to a reimbursement arrangement satisfactory to Owner.

     (c) Senior Executive Personnel. The Senior Executive Personnel shall report to Manager and shall have the authority and powers normally given to persons holding the positions occupied by them, subject to the authority and powers given to Owner and the Asset Manager in this Agreement.
     (d) Acts of Hotel Personnel. Manager shall not be deemed in breach of any provision of this Agreement, or otherwise (as between Owner and Manager) at fault, by reason of any act or omission of any of the Hotel Personnel, except in connection with its screening, hiring, training, supervision, instruction and direction of such Hotel Personnel.
     (e) Temporary Assignments. Manager may, if necessary in its reasonable judgment, assign one or more of its other supervisory employees to the Hotel on a temporary or part-time basis, and the costs and expenses of such assignment shall be Operating Costs of the Hotel, provided that such assignment and the costs and expenses thereof shall be subject to Owner’s prior written approval (as part of the Annual Budget or otherwise).
     11.7 Licenses and Permits; Owner’s Covenant. All liquor licenses, and all other licenses that are not readily transferable or re-issuable upon termination of this Agreement, shall be obtained and held in Owner’s name, to the extent permitted under Applicable Law. Owner shall also make, execute and deliver such agreements, contracts, leases, applications, verifications, instruments and other documents as are permitted hereunder, and shall otherwise cooperate reasonably with Manager, in connection with Manager’s exercise of its rights and authority, and performance of its obligations, under this Agreement, in each case subject to the terms and provisions of this Agreement.
     11.8 Maintenance, Repairs, Alterations and Reserves
     (a) Repairs, Maintenance and Alterations. Manager shall, subject to the applicable Annual Budget (and the availability of sufficient funds), repair and maintain the Hotel (other than such portions thereof as are leased to tenants who undertake a duty of repair and maintenance, in which case Manager shall use commercially reasonable and diligent efforts to cause such tenants to comply with such duty) in good order and condition and make all repairs thereto as may be necessary to operate at the Hotel Standard, and shall coordinate and provide general oversight in respect of the installation of FF&E in the ordinary course.
     (b) Emergency Repairs. If Manager shall, at any time, reasonably believe that (i) a dangerous condition exists at the Hotel, (ii) repairs are required to comply with any applicable Applicable Laws or Insurance Requirements in any material respect, or (iii) expenditures are required to eliminate a dangerous condition or to prevent further property damage following a fire, act of God, flood, earthquake or other like or unlike casualty or other emergency, Manager may take all steps and make, on behalf of Owner utilizing the funds in the Bank Accounts, all reasonable expenditures necessary to cure such condition or make such repairs, or which are otherwise so required, whether or not provided for in the applicable Annual Budget; provided, however, that Manager shall not make any such expenditures in excess of $50,000 with respect to any single condition or occurrence or related series of conditions or occurrences without Owner’s prior approval, except to the extent required to avoid an imminent peril to human life or imminent risk of material property damage or liability, to avoid a criminal violation, or to avoid cancellation of any required insurance. Manager agrees to notify Owner in writing as soon as reasonably possible of any such emergency condition or situation, the cost of which exceeds $15,000, adjusted annually with CPI, and of the action taken or proposed to be taken by Manager.
     11.9 Purchasing. In purchasing FF&E, Operating Supplies, Operating Consumables and other goods and services for the Hotel, Manager shall use commercially reasonable efforts to secure competitive prices for goods and services consistent with the Hotel Standard. When taking bids or issuing purchase orders, Manager shall use commercially reasonable efforts to secure for, and shall credit to, Owner any discounts, commissions, or rebates obtainable as a result of such purchase. Manager shall promptly remit to Owner’s benefit in the Bank Accounts all discounts, rebates, profits, or commissions received by Manager or by any Affiliate of Manager, in connection with any purchases described above, in connection with any purchase contracts or agreements entered into on behalf of Owner or in connection with the Hotel. This clause is intended to ensure that neither Manager nor any Affiliate of Manager shall receive, directly or indirectly, any remuneration other than that to be paid by Owner to Manager hereunder.
     11.10 Payment of Hotel Expenses
     (a) Manager shall in no event be required or obligated to advance any of its funds for the Operation of the Hotel, nor shall Manager be required to incur any liability in connection therewith unless Owner shall have furnished Manager with funds necessary for the discharge thereof. For avoidance of doubt, the cost, fees, compensation or other expenses of any persons, such as attorneys, independent asset managers, independent accountants and the like engaged by Owner to perform duties pertaining to the ownership (as opposed to Operation) of the Hotel, shall be an expense of Owner and shall not be an Operating Cost of the Hotel or deducted from Gross Operating Revenue for calculation of the Incentive Management Fee.
     (b) Subject to the terms of this Agreement, Manager shall, prior to delinquency, and as long as Manager has been supplied with bills and invoices, pay from the Bank Accounts or Sub-Accounts, to the extent of funds available therein, all Impositions assessed against the Hotel, and all insurance premiums on all policies of insurance maintained with respect to the Hotel and its operations.
     11.11 Coordination and Planning.
     (a) Cooperation with Transactions. Manager shall cooperate reasonably (at Owner’s request and at Owner’s cost and expense) with any actual or prospective purchaser, underwriter, lender or other person in connection with any actual or proposed sale, investment, offering, debt placement or financing of or related to the Hotel (provided that Manager shall not be required to release to any such person any of Manager’s Proprietary Rights or by reason of such cooperation incur any underwriting liability). Such cooperation may include the preparation of customary lists and schedules (such as, for example, inventories) and other information relating to the Hotel, to the extent regularly maintained or compiled, or if the requested information is reasonably available to Manager, as may be reasonably requested by a prospective purchaser, underwriter, lender or other person.

     (b) Third-Party Operated Areas. Owner and Manager acknowledge that certain areas of the Hotel, such as the spa, fitness center or restaurant may be operated by third parties (the “Third-Party Managers”) under a lease, operating agreement, franchise agreement or similar agreement. Any areas of the Hotel operated by Third-Party Managers are referred to in this Agreement as “Third-Party Operated Areas”. The operation of any Third-Party Operated Areas by a Third-Party Manager, and the selection of a Third-Party Manager for such Third-Party Operated Areas, shall be subject to approval of both Owner and Manager; provided, that Manager, at its option, shall have the right to control the process of selecting any Third-Party Managers, including the right to conduct a request for proposals to select the Third-Party Managers, which selection shall be subject to the approval by Owner. Any lease, operating agreement, franchise agreement or similar agreement with a Third-Party Manager shall: (i) be consistent with the terms of this Agreement; (ii) allow Manager to operate the Hotel in accordance with the Hotel Standard and the terms of this Agreement; (iii) require the Third-Party Managers to operate the Third-Party Operated Areas in accordance with the Hotel Standard and all other terms of this Agreement; and (iv) be subject to the review and prior written approval of both Owner and Manager. All rents, fees and other amounts received by or on behalf of Owner from the operation of Third-Party Operated Areas shall be included in Gross Operating Revenue.
ARTICLE 12
GAMING LAW PROVISIONS
     12.1 Regulatory Cooperation. Manager shall cooperate and support Owner in connection with the preparation and prosecution of all applications required or deemed prudent by Owner for regulatory licenses, permits, registrations and other Approvals in connection with licensing and suitability determinations for the new equity owners of Owner, the implementation of any aspect of this Agreement and the transition of the Operation of the Hotel to a third party during the Transition Period.
ARTICLE 13
FINANCING
     13.1 Mortgages; Collateral Assignments. Owner shall have the right to grant a Mortgage or Security Interest to a Lender in connection with any Financing, and to assign to any Lender as collateral security for any Financing, all of Owner’s right, title and interest in and to this Agreement. In connection therewith, the Parties shall enter into a subordination and non-disturbance and attornment agreement incorporating customary and market terms and reasonably satisfactory to Manager and the Lender, provided that such form shall provide that (a) this Agreement shall survive any foreclosure or deed-in-lieu of foreclosure of the Hotel at the sole option of Owner and (b) Manager’s right to payment of fees and other amounts under this Agreement shall be subject and subordinate to the Lender’s right to payment under the Financing Documents, to the extent provided in Section 13.2.
     13.2 Subordination of Fees. The Base Management Fee and the Incentive Management Fee shall not be subordinated to the secured and/or unsecured financing in place at the exit of the Company from bankruptcy or any other financing with respect to which any Affiliates of Owner hold interests that are sufficient (or more than sufficient) in the aggregate to give them voting control of the outstanding obligations and/or commitments thereunder, and all fees, expenses and other amounts that would otherwise be due and payable under this Agreement shall continue to be payable to Manager during any default or event of default under any such financing. Notwithstanding the foregoing, the Base Management Fee and the Incentive Management Fee shall be subordinated to any future secured and/or unsecured financing with respect to which, at the time of origination, either no Affiliates of Owner hold any interest or Affiliates of Owner hold interests that are not sufficient in the aggregate to give them voting control of the outstanding obligations and/or commitments thereunder, provided that so long as there is no event of default under any such financing such fees shall be paid when due.
     13.3 Lender’s Right of Access. Upon reasonable advance notice from a Lender (which notice may be given verbally in connection with an emergency or upon the occurrence of an event of default under any Financing Documents), Manager shall permit and cooperate with such Lender and its agents and representatives to enter any part of the Hotel at any reasonable time for the purposes of examining or inspecting the Hotel, or examining or copying the books and records of the Hotel; provided, however, that any expenses incurred in connection with such activities shall be Operating Costs of the Hotel.
     13.4 Estoppel Certificates. Within ten (10) days after a written request therefor by Owner, Manager shall issue to Owner or any Lender an estoppel certificate, comfort letter or such other document as may be reasonably requested by Owner: (a) certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, specifying the modifications and certifying that the same is in full force and effect as modified); and (b) stating whether, to the knowledge of Manager, any default by Owner exists, and if so, specifying each default of which Manager has knowledge. Within ten (10) days after a written request therefor by Manager, Owner shall issue to Manager an estoppel certificate, comfort letter or such other document as may be reasonably requested by Manager: (i) certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, specifying the modifications and certifying that the same is in full force and effect as modified); and (ii) stating whether, to the knowledge of Owner, any default by Manager exists, and if so, specifying each default of which Owner has knowledge.
     13.5 Required Amendments. In the event any Lender or proposed Lender, directly or indirectly as a condition of closing the proposed Financing, requires any commercially reasonable modification of any terms or provisions of this Agreement, the Parties shall comply with such request; provided, however, Manager shall be under no obligation to consent to any requested modification or amendment to this Agreement that would increase Manager’s obligations under this Agreement or diminish the fees or reimbursements becoming due to Manager hereunder.
     13.6 Title; Compliance with Mortgage, Ground Lease and CC&R’s. Manager, to the extent it or any of its Affiliates has or has been provided true and accurate copies of any Mortgage, ground lease or CC&R’s encumbering the Hotel, shall use commercially reasonable and diligent efforts not to cause any violation of the covenants and conditions thereof.

ARTICLE 14
INSURANCE
     14.1 Insurance Requirements. Manager shall procure and maintain the policies of insurance, in the names and with the coverages and limits, described in Schedule E or such other policies, in such other names or with such other coverages or limits, as may hereafter be designated by Owner from time to time. All premiums and other costs of such insurance, and any applicable deductibles or co-insurance requirements, shall be the responsibility of Owner and shall be paid in accordance with Section 15.1.
ARTICLE 15
BANK ACCOUNTS
     15.1 Administration of Bank Accounts. Manager shall establish, as agent for Owner, a bank account or accounts at a bank or other financial institution designated by Owner and approved by Manager (“Bank Accounts”). The Bank Accounts shall be in the name of Owner, doing business as the Hotel, shall be owned by Owner and shall use the taxpayer identification number of Owner. Manager shall not commingle the funds in any such Bank Account with any funds of Manager or any Affiliate of Manager. The Bank Accounts shall be interest-bearing accounts if such accounts are reasonably available and shall be maintained in accordance with the Financing Documents. Manager shall deposit into the Bank Accounts all moneys received by Manager from the operations of the Hotel. The Bank Accounts may include sub-accounts for specific purposes, such as restaurant and bar, parking and travel agent commission accounts (all such sub-accounts opened by Manager for specific purposes shall be referred to as the “Sub-Accounts”) into which Manager may deposit or transfer funds for payment to third parties. Manager, on behalf of Owner, shall have sole control of the Bank Accounts and Sub-Accounts and shall pay out of the same, to the extent of the funds from time to time therein, all costs and Operating Costs incurred in connection with the Operation of the Hotel and in accordance with this Agreement, including, without limitation, Hotel Personnel Costs, the Base Management Fee and Incentive Management Fee, and the Owner’s Expenses, any other amounts due Manager or its Affiliates under this Agreement; and all other costs and expenditures which Manager is permitted or required to make pursuant to this Agreement. If permitted by the operating system of the depository bank and requested by Owner, Owner shall be provided with “read-only” internet access to the Bank Accounts permitting Owner to examine balances and activity in the Bank Accounts but not permitting actions affecting or relating to the deposit or withdrawal of funds in such Bank Accounts. Manager shall establish controls intended to ensure accurate reporting, safety and security of all transactions involving the Bank Accounts.
     15.2 Authorized Signatories. Individuals designated by Manager and specifically approved by Owner shall be the only Persons authorized to make deposits into, and draw funds from, the Bank Accounts in accordance with this Agreement. Manager shall establish such reasonable controls to ensure accurate reporting of all transactions involving the Bank Accounts as Manager, consistent with commercially reasonable business procedures and practices in light of the size and nature of the operations at the Hotel, reasonably deems necessary or advisable.

Manager shall provide Owner, on a monthly basis and as requested by Owner, copies of bank statements with respect to the Bank Accounts.
     15.3 Deposit and Disbursement of Funds. All revenues from the Operation of the Hotel shall be deposited by Manager in the Bank Accounts. Unless the Parties agree otherwise, Manager shall disburse to Owner each day, as directed by Owner, any funds remaining in the Bank Accounts and the Accounts in excess of the sum of (a) all Operating Costs (including any installments of the Base Management Fee and Incentive Management Fee) then due and unpaid and (b) $10,000,000.
     15.4 Cash Accounts. In addition to the Bank Accounts and Sub-Accounts, Manager shall be entitled to maintain such funds as it reasonably deems proper in house banks or in petty cash funds at the Hotel (all such accounts being referred to collectively as the “Accounts”). All of the funds in the Accounts shall belong to Owner and Manager shall not commingle its own, or any third party’s funds, with the funds in any of the Accounts.
ARTICLE 16
EXCUSED NON-PERFORMANCE
16.1 Excused Non-Performance. Notwithstanding any contrary provision of this Agreement, each Party shall be excused from the performance of any obligation hereunder (including Manager’s obligation to Operate the Hotel in conformity with the Hotel Standard), and shall not be deemed in default, for such period of time as such performance is prevented by a Force Majeure Event, a breach of this Agreement by the other Party or (in the case of Manager) a limitation imposed on Manager’s ability to expend funds in respect of the Hotel, due to Owner’s act or a shortage of funds in the Bank Accounts and the Accounts (provided Manager has provided Owner with reasonably timely notice of the need for additional funds and that the failure to expend funds by reason of the operation of such limitation shall reasonably prevent Manager from meeting such obligation).
ARTICLE 17
MISCELLANEOUS
     17.1 Entire Agreement. This Agreement constitutes the complete agreement of the Parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.
     17.2 Amendment. Except with respect to any automatic amendment of this Agreement as set forth in Section 4.4, this Agreement may be amended, modified or supplemented only in a written document signed by each of the Parties.
     17.3 Notices. Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by courier; (b) on the date of transmission if sent by telecopy, e-mail or other wire transmission (receipt confirmed); (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; and (d) if sent by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery). All notices shall be addressed as follows:
If to Manager, addressed as follows:
Station Casinos LLC
1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
Attention: General Counsel
Telephone: (702) 495-4256
Facsimile: (702) 495-4252
with a copy (which shall not constitute notice) to:
Milbank, Tweed, Hadley & McCloy, LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
Attention: Ken Baronsky
Telephone: (213) 892-4000
Facsimile: (213) 629-5063
If to Owner, addressed as follows:
Aliante Gaming, LLC
1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
Attention: General Counsel
Telephone: (702) 495-4256
Facsimile: (702) 495-4252
with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Alan W. Kornberg and Jeffrey D. Saferstein
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
and to:
Lionel Sawyer & Collins
1100 Bank of America Plaza
50 West Liberty St.
Reno, NV 89501
Attention: Dan R. Reaser
Telephone: (775) 788-8619
Facsímile: (775) 788-8682

     17.4 Waivers. The failure of a Party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a Party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.
     17.5 Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of each of the Parties hereto, including any committee, trustee or examiner with extended powers that is subsequently appointed in a bankruptcy case of any of the Parties, and the Successor Owner whether or not in contractual privity with Owner, and in particular no successor or assign of any Party may object or otherwise collaterally attack the relief provided to the Parties hereunder under any theory and in particular may not object to, withdraw or modify any claim allowed or limited herein or any waiver herein granted by any Party. Owner may not assign the benefits of this Agreement separately from the obligations hereunder and shall only assign this Agreement (and the benefits and obligations hereunder) to a transferee of Owner’s right, title and interest in and to the Hotel who agrees in writing to assume this Agreement. Any transferee of the Hotel, including any lenders or any designee thereof pursuant to a deed in lieu of foreclosure, or any person purchasing at a foreclosure sale or sale pursuant to Section 363 of the bankruptcy code, shall agree as a condition to acquiring the Hotel to perform all payment obligations in favor of Manager hereunder, including payment of the Management Fee after early termination of Manager (to the extent a payment obligation exists pursuant to the terms hereof), regardless of whether such termination occurred before or after the Hotel is transferred. Manager may not assign any benefits or burdens hereunder without Owner’s prior written consent.
     17.6 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same Agreement. This Agreement may also be executed by facsimile or electronic signature.
     17.7 Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.
     17.8 Time of the Essence. To the extent that performance is to be governed by time, time shall be deemed to be of the essence hereof.
     17.9 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of Nevada.
     17.10 Dispute Resolution.
          (a) In the event of a dispute between the Parties arising out of this Agreement, the Parties shall attempt in good faith to resolve the same within fifteen (15) days after one Party gives written notice thereof to the other Party.

          (b) If the Parties are unable to resolve a dispute as aforesaid, either Party shall have the right to submit such dispute to arbitration by giving the other Party a written notice (an “Arbitration Notice”) specifying the nature of the dispute and stating that such dispute shall be determined in accordance with this Section 17.10(b). Any such arbitration shall be conducted in Las Vegas, Nevada, in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the American Arbitration Association (the “AAA”), except that the provisions of this Section 17.10(b) shall supersede any conflicting provision of such rules. Each Party shall appoint an arbitrator within five (5) days after the delivery of an Arbitration Notice, and if either Party shall fail timely to appoint an arbitrator the arbitrator appointed by the other Party shall select an unrelated Person as the second arbitrator within four (4) days after the expiration of such five (5) day period. The two arbitrators so appointed shall, if possible, determine such matter within ten (10) after both of them are appointed. If such arbitrators are unable for any reason to agree on such matter within such ten (10) day period, then any Party may request JAMS/Endispute or any other arbitration organization, including the AAA, agreed to by the Parties to provide an impartial third arbitrator and the Parties shall be bound by any appointment so made. Within five (5) days after the third arbitrator has been appointed, each of the first two arbitrators shall submit their respective determinations to the third arbitrator, who must select one or the other of such determinations (whichever the third arbitrator believes to be closest to a correct determination) within ten (10) days after the expiration of such five (5) day period, and the selection so made shall in all cases be binding upon the Parties, and judgment upon such selection may be entered in any court having jurisdiction. During such ten (10) day period, the third arbitrator may schedule a hearing where the Parties and their advocates present evidence, call witnesses and experts and cross-examine the other Party’s witnesses and experts. In the event of the failure of an arbitrator to act for any reason, a successor shall be appointed within ten (10) days of such failure using the same process by which such arbitrator was appointed. The arbitrators conducting any arbitration shall be bound by the terms of this Agreement and shall not have the power to add to, subtract from or otherwise modify any provision in this Agreement. Each Party agrees to sign all documents and to do all other things necessary to submit any such matter to arbitration and hereby waives any right it may at any time have to revoke its agreement hereunder that it shall submit to arbitration and shall abide by the decision rendered thereunder. The substantially prevailing Party shall be entitled to receive from the other Party payment of all fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the substantially prevailing Party in connection with such arbitration.
     17.11 Enforcement. Notwithstanding anything to the contrary contained in Section 17.10, either Party shall be entitled to commence legal proceedings in a court of competent jurisdiction (a) seeking such mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained in this Agreement pending the resolution of any dispute in accordance with Section 17.10 or (b) involving the enforcement of an arbitration decision or award arising out of this Agreement. The substantially prevailing Party shall be entitled to receive from the other Party payment of all fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the substantially prevailing Party in connection with such proceedings.
     17.12 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and those other persons or entities specifically described herein, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.

     17.13 Incorporation. Any Schedules and Appendices attached hereto and referred to herein are incorporated into and form a part of this Agreement.
     17.14 Negotiated Agreement. This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
     17.15 Currency. All amounts due hereunder shall be invoiced and paid in United States Dollars.
     17.16 Further Assurances. The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be appropriate or reasonably necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occur before or after the date of this Agreement.
     17.17 Compliance with Laws. Each Party shall comply with all applicable laws, rules, regulations and orders of the United States, all other jurisdictions and any agency or court thereof relating to the performance of such Party’s obligations under this Agreement.
     17.18 Relationship of the Parties. The relationship between the Parties to this Agreement is that of independent contractors. Under no circumstances shall either Party be deemed an agent or representative of the other Party. Neither Party shall have authority to act for or bind any other Party in any way, or represent that it is in any way responsible for acts of any other Party. Nothing in this Agreement shall be construed or interpreted to create a relationship between the Parties (or their designees, contractors, employees or representatives) of partner, joint venturer, principal and agent, or employer and employee.
     17.19 Expenses. Except as otherwise expressly set forth in this Agreement, each Party hereto shall bear its own expenses incurred in connection with the negotiation, documentation, execution of this Agreement and with respect to the transactions contemplated by this Agreement. For avoidance of doubt, this provision shall not limit the reimbursement of legal expenses incurred by Manager in connection with the discharge of its duties as manager hereunder that are incurred in connection with the performance or delivery of Services.
     17.20 Non-Recourse. The Parties acknowledge that none of the members of Owner and no past, present or future director, officer, committee member, employee, incorporator, member, partner or direct or indirect equity holder of Owner (such Persons, the “Non-Recourse Parties”) is a party to this Agreement. The Parties further acknowledge that none of the Non-Recourse Parties, whether individually or collectively, shall have any liability whatsoever of any kind or description for any obligations or liabilities of Owner under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby. Accordingly, the Parties hereby agree that in the event (i) there is any alleged breach or alleged default or breach or default by any Party under this Agreement, or (ii) any Party has or may have any claim arising from or relating to the terms of this Agreement, no Party shall, or shall have any right to, commence any proceedings or otherwise seek to impose any liability or obligation whatsoever of any kind or description on or against the Non-Recourse Parties, whether collectively or individually, by reason of such alleged breach, default or claim.
*   *   *   *   *
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

Manager: STATION CASINOS LLC
By:	/s/ Thomas M. Friel
	Name:	Thomas M. Friel
	Title:	Executive Vice President

Signature Page to Management Agreement

Owner: ALIANTE GAMING, LLC a Nevada limited liability company By: ALST Casino Holdco, LLC, its Managing Member

By:	/s/ Soohyung Kim
	Name:	Soohyung Kim
	Title:	Secretary

Signature Page to Management Agreement

SCHEDULE A
Operating Costs
“Operating Costs” means all costs and expenses of maintaining, conducting and supervising the operation of the Hotel which are properly attributable to the period of determination, including:
     (i) the cost of sales of all food, beverages, other goods and services sold or consumed by the Hotel and of all Operating Supplies and Operating Consumables, with the exception of the cost of food, beverages, services and other items sold or consumed by concessionaires and other third party vendors leasing space in the Hotel;
     (ii) salaries, wages and other benefits of the personnel employed by Owner with respect to the Hotel, including costs of payroll taxes and employee benefits, and the fees and expenses, including travel expenses, of third-party consultants;
     (iii) the cost of all other materials, supplies, goods and services used in connection with the operation of the Hotel including heat and utilities, trash removal, office supplies, security and all other services performed by third parties, telephone and data processing equipment and other equipment;
     (iv) the cost of repairs to and maintenance of the Hotel, to the extent not paid from the actual cash proceeds of any fire or casualty insurance after deducting necessary expenses in connection with the adjustment or collection of such proceeds;
     (v) insurance and bonding premiums with respect to the Hotel, including property damage insurance, public liability insurance, workers’ compensation insurance, or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses incurred with respect to deductibles applicable to the foregoing types of insurance;
     (vi) all taxes, assessments, water/sewer charges, and other fees and charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against the Hotel with respect to the operation of the Hotel;
     (vii) legal, consulting, lobbying, political and charitable contributions, accounting and other fees for professionals for services related to the operation of the Hotel and to transition services provided to a new owner and/or manager of the Hotel;
     (viii) all expenses for marketing the Hotel, including all expenses of advertising, sales, promotion and public relations activities; and
     (ix) all excise, sales, gross receipts, admission, entertainment, tourist or use taxes, gaming taxes and device fees, real estate taxes, ad valorem taxes, personal property

A-1

taxes, utility taxes and other taxes (as those terms are defined by GAAP), assessments for public improvements, and municipal, county and state license and permit fees.
Operating Costs shall include Owner’s Allocation of Shared Expenses. The method of calculating Shared Expenses shall be that used during the Lookback Period and shall fairly distribute the costs of shared employees and services among all properties for which Manager or its Affiliates provides such employees and performs such services, provided, however, that such allocation will be fair and equitable and will not discriminate against the Hotel as compared with the allocation of such expenses among other properties operated by Manager and its Affiliates, as applicable.
“Operating Consumables” means all food, beverages and other immediately consumable items utilized in operating the Hotel, such as soap, cleaning materials, matches, stationery, brochures, folios, and other similar items.
“Operating Supplies” means all non-capital equipment necessary for the day-to-day operation of the Project, including chips, tokens, uniforms, playing cards, glassware, linens, silverware, utensils and dishware.
“Shared Expenses” means Manager’s or its Affiliates’ (as the case may be) allocated out-of-pocket costs (not including any mark-up or other profit margin) for Senior Executive Personnel and shared employees and for Shared Services related to the Hotel. Shared Expenses may include the costs incurred by the Manager or its Affiliates for group purchasing items and/or direct salary and wages (including, without limitation, employer’s contributions under FICA, unemployment compensation or other employment taxes, and regular pension fund contributions, worker’s compensation, group life, accident, health and other health insurance premiums, profit sharing, and retirement plans, disability and other similar benefits) paid to or accrued for the benefit of Senior Executive Personnel and of employees that are assigned to perform a function for Owner that otherwise would be filled by an employee of, or third party provider to, Owner, prorated to the extent actually attributable to each such employee’s actual time incurred for the benefit of Owner. The method of computing various Shared Expenses is proprietary and confidential information of Manager and its Affiliates and has been provided to Owner in confidence in a separate confidential writing.

A-2

SCHEDULE B
Senior Executive Personnel

Position	Individual Occupying Position as of Effective Date
Director of Hotel Operations	HERRERA, CHRISTIANE LEIGH
VP/General Manager	THOMPSON, CAROL A.
Table Games Shift Manager	TAIT, JAMES B.
Executive Chef	TRETIAK, CHAD A.
Director of Facilities	HICKEN, WILLIAM R.
Director of Table Games	NOVAK, TERRY W.
Table Games Shift Manager	GELLNER, CHRISTOPHER R.
Director of Marketing	GERAMI, KRISTEN JOYCE
Director of Sales	BOWERS, LINDA MARIE
Director of F&B	BRAY, JOHN
Director of Human Resources	HILTON, TERESA LOUISE
Director of Slots	LITTLE, BRANDON M.
National Sales Manager	WOODS, JERAMY M.
Director of Finance	DORSEY, JERRY GENE
Director of R&S	MEEKER, JACKSON
Controller	MARTELLARO, GARY
Director of Surveillance	WAGNER, MARC
Director of Security	EDER, PAUL
Controller	WILLIAMS, MELANIE
Assistant Director F&B	DELACRUZ, WINNJAY
Room Manager — Restaurant	GUTIERREZ, RON

B-1

SCHEDULE C
The computer systems, reservation systems and other support services (proprietary and non-proprietary) used in connection with the operation of the Hotel and regularly provided by Manager and/or its Affiliates to Owner.

C-1

SCHEDULE D
Shared Services
“Shared Services” means any of the following activities in connection with maintaining, and conducting and supervising the operation of, the Hotel which are properly attributable to the Hotel during the period of determination, except in each case to the extent that Owner elects in accordance with the further provisions of this Schedule not to have the Hotel share services with respect to such activities with other properties owned or operated by Manager or any of its Affiliates:
procurement and management of all food, beverages, other goods and services sold or consumed by the Hotel and of all Operating Supplies and Operating Consumables, with the exception of the cost of food, beverages, services and other items sold or consumed by concessionaires and other third party vendors leasing space in the Hotel;
procurement of all other materials, supplies, goods and services used in connection with the operation of the Hotel including heat and utilities, trash removal, office supplies, security telephone and data processing equipment and other equipment;
repairs to and maintenance of the Hotel, to the extent not paid from the actual cash proceeds of any fire or casualty insurance after deducting necessary expenses in connection with the adjustment or collection of such proceeds;
risk management, procurement of insurance and bonds with respect to the Hotel, including property damage insurance, public liability insurance, workers’ compensation insurance, or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses incurred with respect to deductibles applicable to the foregoing types of insurance;
management and accounting for all taxes, assessments, water/sewer charges, and other fees and charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against the Hotel with respect to the operation of the Hotel;
legal, consulting, lobbying, political and charitable contributions, accounting and other fees for professionals for services related exclusively to the operation of the Hotel and to transition services provided to a new owner and/or manager of the Hotel;
centralized record keeping, data processing, payroll, switchboard, reservations, live entertainment and other booking, banking, human resources, personnel benefits (provided by an Affiliate of Manager only, Manager shall not provide personnel benefits), information technology, race and sports book, regulatory compliance, operations

D-1

management, security management, room rate management, purchasing, design and construction;
marketing the Hotel, including media purchases, advertising, brand development, sales, special promotions, database marketing, and public relations activities;
in-house production activities, including publications for human resources, video production, commercials, sign animation, web-site, etc.;
management and accounting for all excise, sales, gross receipts, admission, entertainment, tourist or use taxes, gaming taxes and device fees, real estate taxes, ad valorem taxes, personal property taxes, utility taxes and other taxes (as those terms are defined by GAAP), assessments for public improvements, and municipal, county and state license and permit fees;
processing of direct mail; and
any other activities with respect to which Manager and/or its Affiliates may offer from time to time to provide services on a shared basis for the Hotel and one or more other properties owned or operated by Manager or any of its Affiliates.
Owner shall have the right from to time to elect, by giving not less than 30 days’ written notice thereof to Manager, (a) not to have the Hotel share services with respect to any of the foregoing activities with other properties owned or operated by Manager or any of its Affiliates, in which event such activities shall no longer constitute “Shared Services” hereunder and shall be performed separately for the Hotel in the same manner as Management Services which do not constitute Shared Services hereunder, or (b) to have the Hotel share services with respect to any of the foregoing activities with other properties owned or operated by Manager or any of its Affiliates, in which event such activities shall constitute “Shared Services” hereunder.

D-2

SCHEDULE E
Insurance Requirements
(See attached.)

E-1

Cragin & Pike
INSURANCE SUMMARY
Prepared for
Aliante Station, LLC.
Presented by
Greg McKinley
Cragin & Pike
2603 W. Charleston Blvd.
Las Vegas, NV 89102
(702)877-1111

1

Cragin & Pike
NAMED INSURED SCHEDULE
Important information about Named Insureds
The first named insured is given certain rights and responsibilities by the policy contract language. If more than one insured is named, the one intended to receive these rights and responsibilities should be named first.
All legal entities or individuals owning property or involved in the business operations to be insured must be specifically named to be covered. All changes in ownership must be reported to us immediately. The coverage’s outlined in the summary apply only to those entities identified below.

First Named Insured:	Aliante Station, LLC

Aliante Gaming, LLC dba Aliante Station Hotel & Casino
Aliante Holding, LLC
And subsidiary, affiliated, associated or allied companies, corporations, firms, or organizations as now or hereafter constituted for which the named insured has a controlling interest and has the responsibility of placing insurance and for which coverage is not otherwise specifically provided.
Additional Named Insureds associated with Renovation Project exposure on Property Program:
“Owner or General Contractor and Subcontractors, Sub Subcontractors, and material men, as their interests may appear.”

2

Cragin & Pike
PROPERTY INSURANCE
Property coverage protects against loss of, or damage to property owned by your business or used in your operations, subject to all policy terms, conditions, and exclusions. Buildings, furniture and fixtures, machinery, raw stock and finished goods all fall within this category.
EXPOSURE
HPR (Highly Protected Risk) LOCATIONS:

Location	Building /Signs	Contents	Bus. Income	Total
#82 Aliante Station - 7300 Aliante Pkwy (HPR)	$350,418,000	$109,407,000	$32,999,000	$492,824,000
Total Insurable Values	$350,418,000	$109,407,000	$32,999,000	$492,824,000

3

Cragin & Pike
PROPERTY INSURANCE CONTINUED

				Agreed
	Coinsurance	Valuation *	Deductible	Value
Building	Nil	RC	50,000.	Yes
Business Personal Property	Nil	RC	50,000.	Yes
Business Income ***	Nil		24 Hours	N/A
Signs	Nil	RC	50,000.	Yes

*	RC = Replacement Cost ACV = Actual Cash Value

***	Including Ordinary Payroll -120 Days

EXCLUSIONS:	Refer to Policy for a complete list
Exclusion of Nuclear Hazard, War, Military Action, Electronic Vandalism & Pathogenic or Poisonous Biological or Chemical Materials
Exclusion-Certain Computer Related Losses due to dates or times Exclusion of Certified Acts & Other Acts of Terrorism (with limited Terrorism Coverage)
Fungus, Wet Rot, Dry Rot, & Bacteria Exclusion Computer Virus Exclusion
Programming Errors or Omissions Exclusion

4

Cragin & Pike
PROPERTY INSURANCE, CONTINUED
POLICY LIMIT: $493,000,000
In no event shall liability under this policy arising out of one occurrence exceed the policy limit stated above. Nor shall liability in any one occurrence for any one Building, any one Structure or Business Personal Property at any one location exceed 150% of the individually stated value for such property as shown in the latest Statement of Values or other documentation on file with the Company, nor shall liability exceed any specific Limit of Insurance applying to any insured loss, coverage or location(s).
All limits below are per occurrence unless otherwise stated.

PROPERTY COVERAGES	LIMITS
BUILDINGS	Included in policy limit
BUSINESS PERSONAL PROPERTY (EXCLUDING PROPERTY OF OTHERS)	Included in policy limit
SIGNES, WHETHER OR NOT ATTACHED TO BUILDING(S)	$5,639,000
BUSINESS INCOME — (18 Months)	$32,999,000
MAXIMUM DAILY LIMIT	$500,000
ORDINARY PAYROLL — 120 DAYS	Included
EXTENDED BUSINESS INCOME	365 Days
CIVIL AUTHORITY	30 Days
DEPENDENT PROPERTY	$100,000
ORDINANCE OR LAW-INCREASED PERIOD OF RESTORATION	$250,000
NEWLY ACQUIRED LOCATIONS (NUMBER OF DAYS 120)	$500,000
UNDESCRIBED PREMISES	$100,000
CLAIM DATA	$25,000
EXTRA EXPENSE	$5,000,000
CIVIL AUTHORITY	30 Days
DEPENDENT PROPERTY	$50,000
ORDINANCE OR LAW-INCREASED PERIOD OF RESTORATION	$50,000
NEWLY ACQUIRED LOCATIONS (NUMBER OF DAYS 120)	$50,000
UNDESCRIBED PREMISES	$50,000
CLAIM DATA	$25,000
ELECTRONIC DATA PROCESSING EQUIPMENT & ELECTRONIC	$10,000,000
DATA PROCESSING DATA & MEDIA
ACCOUNTS RECEIVABLE	$10,000,000
VALUABLE PAPERS	$10,000,000
FINE ARTS	$1,000,000
MAXIMUM PER ITEM LIMIT (per Schedule on File)	$50,000
NEWLY CONSTRUCTED OR ACQUIRED PROPERTY
AT ANY ONE BUILDING	$10,000,000
NUMBER OF DAYS	120

5

Cragin & Pike
PROPERTY INSURANCE, CONTINUED

PROPERTY COVERAGES, CONTINUED	LIMITS
OUTDOOR PROPERTY INCLUDING DEBRIS REMOVAL	$500,000
TREES, SHRUBS & PLANTS MAXIMUM ANY ONE ITEM	$5,000
COVERED PROPERTY AT UNDESCRIBED PREMISES	$500,000
COVERED PROPERTY IN TRANSIT	$500,000
DEBRIS REMOVAL (ADDITIONAL)	$250,000
POLLUTANT CLEANUP & REMOVAL (AGGREGATE IN ANY ONE POLICY YEAR)	$100,000
CLAIM DATA EXPENSE	$50,000
BUILDING ORDINANCE OR LAW
LOSS TO UNDAMAGED PORTION	$10,000,000
DEMOLITION	$5,000,000
INCREASED COST OF CONSTRUCTION	Included
EARTHQUAKE, VOLCANIC ERUPTION, LANDSLIDE & MINE
SUBSIDENCE-AGGREGATE IN ANY ONE POLICY YEAR
OCCURRING IN ALASKA HAWAII OR PUERTO RICO	Not Covered
OCCURRING IN CALIFORNIA	Not Covered
OCCURRING IN COUNTIES IDENTIFIED AS HIGH & MODERATE HAZARD COUNTIES AS PER MS C6 09	Not Covered
OCCURRING IN COVERED TERRITORY OTHER THAN ABOVE	$10,000,000
FLOOD — AGGREGATE IN ANY ONE POLICY YEAR:	$10,000,000
OCCURRING AT ALL INSURED PREMISES, EXCEPT ZONES PREFIXED A OR V AS CLASSIFIED UNDER THE NATIONAL FLOOD INSURANCE PROGRAM
LIMITED “FUNGUS,” WET ROT, DRY ROT & BACTERIA COVERAGE DIRECT DAMAGE AGGREGATE IN ANY ONE POLICY YEAR	$100,000
BUSINESS INCOME & EXTRA EXPENSE NUMBER OF DAYS	30 Days
RENOVATION PROJECTS
MAXIMUM AT ANY ONE RENOVATION SITE:	$5,000,000
MAXIMUM AT ALL RENOVARION SITES:	$5,000,000
RENOVATION PROPERTY AT TEMPORARY STORAGE LOC:	$100,000
RENOVATION PROPERTY IN TRANSIT:	$100,000
ERRORS & OMISSIONS	$500,000
PERSONAL PROPERY OF OTHERS	$500,000
PERSON EFFECTS OF OFFICERS and EMPLOYEES of the Insured:
PER EMPLOYEE	$10,000
IN ANY ONE OCCURRENCE	$100,000

6

Cragin & Pike
PROPERTY INSURANCE, CONTINUED

PROPERTY COVERAGES, CONTINUED	LIMITS
INGRESS & EGRESS-TIME ELEMENT	$1,000,000
NUMBER OF MILES - 1
NUMBER OF DAYS - 30 Consecutive Days
UTILITY SERVICES
DIRECT DAMAGE, INCLUDING BOILER & MACHINERY	$5,000,000
TIME ELEMENT, INCLUDING BOILDER & MACHINERY	$5,000,000
PRIZE GIVE- A- WAYS	$250,000
LIMITED TERRORISM CAUSE OF LOSS COVERAGE CERTIFIED ACTS & OTHER ACTS OF TERRORISM, AGGREGATE IN ANY ONE POLICY YEAR	$100,000,000

DEDUCTIBLES
BUSINESS INCOME COVERAGE	24 Hours
EXTRA EXPENSE COVERAGE	24 Hours
EARTHQUAKE, VOLCANIC ERUPTION, LANDSLIDE & MINE	$250,000
SUBSIDENCE (AS RESPECTS TO BUSINESS INCOME & EXTRA EXPENSE, THE DEDUCTIBLE IS INCLUDED)
FLOOD (AS RESPECTS TO BUSINESS INCOME & EXTRA	$250,000
EXPENSE, THE DEDUCTIBLE IS INCLUDED)
TO ANY OTHER COVERED LOSS	$50,000
UTILITY SERVICES-TIME ELEMENT	24 Hours

7

Cragin & Pike
BOILER & MACHINERY COVERAGE
This coverage expands the property insurance to include explosion and mechanical breakdown of insured equipment, subject to all policy terms, exclusions and conditions.
The following coverage’s and limits apply to all locations listed on the Schedule of Covered Locations.

Coverage’s/Limits:
All coverage’s combined, maximum in any one accident	$100,000,000
Property Damage, in any one accident	Included
Business Income, in any one accident	Included
Extra Expense, in any one accident	Included
Expediting Expenses, any one accident	$100,000
Hazardous Substance, in any one accident
Ammonia Contamination	$100,000
Any other substance	$100,000
Water Damage, in any one accident	$100,000
Consequential Damage, in any one accident	$100,000

Deductibles:
Direct Damage, any one accident	$50,000
Business Income, any one accident	24 Hours
Extra Expense, any one accident	24 Hours
Utility Services — Time Element, any one accident	24 Hours
Form:	Extended Comprehensive Policy form (including production machines), covering such objects as boilers, fired vessels, unfired vessels, hot water heaters, electric steam generators, boiler piping, valves, fittings, traps and separators, refrigeration systems, air conditioning units, air conditioning and refrigeration vessels, coils and piping that contain refrigerant, deep well pump units, motors, engines, compressors, miscellaneous machines, transformers, induction feeder regulators, miscellaneous electrical apparatus, production and process equipment and computer equipment that is used to operate an insured object.
Exclusions:	Refer to Policy form for complete list
Exclusion of Nuclear Hazard, War, Military Action, Electronic Vandalism & Pathogenic or Poisonous Biological or Chemical
     Materials
Exclusion-Certain Computer Related Losses due to dates or times
Exclusion of Certified Acts & Other Acts of Terrorism (with limited Terrorism Coverage)
Fungus, Wet Rot, Dry Rot, & Bacteria Exclusion
Computer Virus Exclusion
Programming Errors or Omissions Exclusion

8

Cragin & Pike
GENERAL LIABILITY COVERAGE
Commercial General Liability coverage form:
This coverage protects your business from third party claims arising from alleged bodily injury, personal injury or property damage liability, subject to all policy terms, exclusions and conditions. It provides coverage for services you render or products you sell. Damage payments can include judgments, attorney fees, court costs, and other related expenses.
The charge made for this coverage is based on your annual sales, payroll, number of employees, square footage or acreage occupied, leased or owned. A schedule of exposure bases used for each location follows. The common terms and conditions are shown below:

Coverage’s/Limits:	$2,000,000.	General Aggregate
	$2,000,000.	Products/Completed Operations Aggregate
	$1,000,000.	Personal and Advertising Injury
	$1,000,000.	Bodily Injury/Property Damage — Per Occurrence
	$100,000.	Fire Damage Legal Liability — any one fire
	Excluded	Medical Expense — any one person
	$2,000,000.	Liquor Liability — Aggregate Limit
	$1,000,000.	Liquor Liability — Each Common Cause Limit
	$1,000,000	(Hospitality Professional Liability)
Self-Insured Retention:	$25,000	Applies to all Locations (Per Occurrence)

FORM EXTENDED TO INCLUDE:	Per Location Endorsement
Blanket Additional Insured (as required by contract)
NON — AUDITABLE

9

Cragin & Pike
GENERAL LIABILITY COVERAGE, CONTINUED

ENDORSEMENTS:	Refer to Policy form for complete list

CG 00 01	Commercial General Liability Coverage Form
CG 00 33	Liquor Liability Coverage Form (Occurrence)
CG 00 68	Recording & Distribution of Material or Information Exclusion
CG 04 35	Employee Benefits Liability Coverage
CG 20 24	Additional Insured — Land Leased
CG 21 35	Exclusion — Coverage C-Medical Payments
CG 21 47	Employment-Related Practices Exclusion
CG 24 07	Products/Completed Operations Hazard Redefined
CG 25 04	Designated Locations General Aggregate
CG 32 34	California Changes
UGL872BCW	Premium & Reports Agreement — Composite Rated
UGL1114A1CW	Self Insured Retention Endorsement
UGL1342ACW	Lead Exclusion
UGL1171ACW	Fungi or Bacteria Exclusion
UGL1178ACW	Asbestos Exclusion Endorsement
UGL849BCW	Employee Benefits Liability — Claims Made Coverage
UGLD1036BCW	Liquor Liability Coverage Part Declaration
UGLD1115BCW	Commercial GL Coverage Part Declarations
UGLD849BCW	Employee Benefits Liability Declarations — Claims Made
UGLDED2ACW	Deductible Endorsement — ALAE Included — For EBL

10

Cragin & Pike
COMMERCIAL GENERAL LIABILITY INSURANCE, CONTINUED
SCHEDULE OF HAZARDS
The Commercial General Liability premium is based on the following estimates of annual exposures. An audit will be made by the insurance company, after the policy expiration, to determine the actual annual exposures and final premium. Please notify us immediately if the estimated exposures are incorrect.

Loc.	State	Class Code	Description			Premium Basis
1	NV	43990	Gambling - Casino	P	)	$21,508,888
		58161	Liquor Liability	s	)	3,960,000
			Employee Benefits Liability	n	)	891 Employees
Basis

a)	Area
c)	Cost
f)	Frontage
p)	Payroll
m	Admissions
r)	Receipts
s)	Sales
n)	Number
u)	Unit

11

Cragin & Pike
GENERAL LIABILITY COVERAGE, CONTINUED
Employee Benefits Liability (Claims Made) coverage form:
This form provides protection from third party claims arising from alleged improper administration of employee benefits plans, subject to all policy terms, conditions and exclusions. The coverage is written on a Claims Made Form.

Coverage/Limits:	$1,000,000.	Each Claim Limit
	$2,000,000.	Aggregate Limit

Deductible:	$25,000	Per Claim

Retro Date:	June 1, 1998
Exclusions: Refer to Policy form for a complete list

12

Cragin & Pike
BUSINESS AUTOMOBILE INSURANCE
This insurance protects your business from third party claims arising from the ownership, maintenance or use of a vehicle, and protection for accidental loss of, or destruction of the insured auto by certain causes of loss, subject to all policy terms, conditions, and exclusions. Liability coverage provides for damages you are legally obligated to pay, as the result of bodily injury or property damage, caused by an accident. Selected Physical Damage coverages pertain to damage to a covered auto.

COVERAGE	LIMIT OF INSURANCE
Owned Automobiles

Liability — Bodily Injury and Property Damage Combined Single Limit	$1,000,000.
Uninsured/Underinsured Motorist — Bodily Injury	1,000,000.
Medical Payments, per person	Excluded
Physical Damage — Per Attached Schedule

Non-Owned Automobiles
Liability — Bodily Injury and Property Damage Combined Single Limit	1,000,000.

Hired Automobiles
Liability — Bodily Injury and Property Damage Combined Single Limit	1,000,000.

Physical Damage — Maximum Per Vehicle	100,000.
Comprehensive Deductible	100.
Collision Deductible	1,000.

13

Cragin & Pike
BUSINESS AUTOMOBILE INSURANCE, CONTINUED
ENDORSEMENTS: Refer to Policy for a complete list

CA 00 01	Business Auto Coverage Form
CA 01 21	Limited Mexico Coverage
CA 03 02	Deductible Liability Coverage
CA 21 27	Nevada Uninsured Motorist Coverage
CA 23 65	Exclusion of Certificated Acts of Terrorism above Limit
CA 99 37	Garage Keepers Coverage
UCAD600B	Business Auto Declarations
UCA531B	Notice Regarding Terrorism Premium

14

Cragin & Pike
SCHEDULE OF VEHICLES

		Physical Damage
	w ID No.	Deductibles		Medical
Description	**Registered Owner	Comprehensive	Collision	Payments
2008 Cadillac Escalade	1GYFC66868R207124	1,000	1,000	5,000

2008 Cadillac Escalade	1GYFC66868R207298	1,000	1,000	5,000

2008 Chevrolet Colorado	1GCCS199988211256	1,000	1,000	5,000

2008 Chevrolet Silverado	1GCEC14X38Z302352	1,000	1,000	5,000

2006 Chev Chassis Flatbed	4KBB4B1U46J800687	1,000	1,000	5,000

2008 Chev Trail Blazer	1GNDS13S082260372	1,000	1,000	5,000

w	Please verify vehicle identification numbers are correct.

w	Please include registered owner for each vehicle shown. If this information does not match the DMV data you may experience difficulty when renewing your registration.

15

Cragin & Pike
GARAGE / GARAGEKEEPERS LIABILITY
This insurance protects your business for loss due to physical damage of an automobile belonging to others in your care, custody, or control, subject to all policy terms, conditions and exclusions.

		LIMIT OF
COVERAGE		INSURANCE
Basis of Payment:	Legal Liability	$1,000,000.

DEDUCTIBLES:

Comprehensive:	each auto	$2,500.
	maximum any one event	5,000.
Collision:	each auto	2,500.

EXCLUSIONS:	Refer to Policy for a complete list
Loss to sound reproducing equipment (unless permanently installed), tapes, CD’s
Loss to sound receiving equipment, including antennas, unless permanently installed
Contractual liability
Defective parts or materials and faulty work
Theft
Nuclear Energy Liability
War
Certified Acts of Terrorism
Punitive Damages Related to Certified Acts of Terrorism

16

Cragin & Pike
CRIME INSURANCE

		Type of	Limit of
Location		Insurance	Insurance	Deductible
1	A.	Blanket Employee Dishonesty	$3,000,000.	$25,000.
	B.	Forgery or Alteration includes	3,000,000.	25,000.
	C.	Theft, Disappearance and Destruction
		1. Inside the Premises	3,000,000.	25,000.
		2. Outside the Premises	3,000,000.	25,000.
	D.	Robbery and Safe Burglary
		1. Inside-Robbery & Safe Burglary	3,000,000.	25,000.
		2. Outside-Robbery of a Messenger	3,000,000.	25,000.
	F.	Computer Fraud - (Includes Wire Fund Transfer)	3,000,000.	25,000.
	K.	Hotel Safety Deposit Box	100,000.	5,000.
	L.	Innkeepers Legal Liability Limit Per Guest	2,000.	500.
		Aggregate	100,000.	5,000.
	Credit Card Forgery		100,000.	5,000.
Coverage Form — Discovery Form
SUBJECTIVITIES:
•	Completion of Crime application;

•	Background and Financial information on the new owner(s).

•	Confirmation all procedures and policies will remain as is. If there will be any changes, please state.

17

Cragin & Pike
CRIME INSURANCE, CONTINUED
COVERAGE FORM:
A.	Provides protection for loss caused by a dishonest act committed by an employee acting alone or in collusion (except named insured or partner) with manifest intent to cause the insured to sustain a loss and obtain financial benefit.

B.	Provides protection for loss caused by forgery or alteration of your checks, drafts, notes or written promises for money.

C.	Provides protection for loss caused by theft, disappearance, or destruction to money and securities from inside the insured premises or a banking premises, or in the car and custody of a messenger outside the premises.

D.	Provides protection for loss caused by actual or attempted robbery of property other than money and securities, inside or outside the premises in the care and custody of a messenger, or in a locked safe or vault located inside the premises.

F.	Provides protection for loss of money, securities and property other than the above for theft if directly related to the use of any computer to fraudulently transfer property from inside the premises or banking premise to outside those premises

K.	Provides legal liability only for any property belonging to guests while in safe deposit boxes at insured premises.

L.	Provides protection for loss or destruction of, or damage to property belonging to your guests while it is in the premises, or in your possession. Coverage is not provided for samples, articles for sale, or held for sale or for delivery after sale, or vehicles and their accessories and any property in or on vehicles.
SPECIAL CONDITIONS:
1.	Description of Building is amended to include Gaming Vessels

2.	Definition of Money is amended to include Chips, Tokens, and Markers

18

Cragin & Pike
EXCESS LIABILITY INSURANCE
This insurance provides broadened protection against liability loss through increased limits of insurance for liability, subject to all policy terms, conditions and exclusions.

COVERAGE	LIMITS OF INSURANCE
Combined Bodily Injury & Property Damage Each Occurrence	$125,000,000

Annual General Aggregate	$500,000,000
SELF INSURED RETENTION: $ 1,000,000 Terrorism
UNDERLYING INSURANCE
Commercial Excess Liability over and above:

Coverage	Exposure and Limits
General Liability	Bodily Injury & Property Damage,	$1,000,000.	Each Occ.
Policy — TBD	Combined Single Limit	$2,000,000.	Gen. Agg.
		$2,000,000.	Prods. Agg.
		$1,000,000.	Pers/Adv Injury.
Automobile Liability Policy — TBD	Bodily Injury & Property Damage, Combined Single Limit	$1,000,000.	Each Accident
Employers Liability	Bodily Injury by Accident	$1,000,000.	Each Accident
Policy — TBD	Bodily Injury by Disease	$1,000,000.	Policy Limit
	Bodily Injury by Disease	$1,000,000.	Each Employee
Employee Benefit Liability	Claims Made Coverage	$1,000,000.	Per Person
Policy — TBD		$2,000,000.	Aggregate
Liquor Liability	Claims Made Coverage	$1,000,000.	Each Common Cause
Policy — TBD		$1,000,000.	Aggregate
DEFENSE:	First-dollar defense

19

Cragin & Pike
EXCESS LIABILITY STRUCTURE
$25,000,000 Excess of Primary Carrier
St. Paul Fire & Marine Insurance Company — A.M. Best Rating A+ VX
$100,000,000 General Aggregate
$25,000,000 Prod/Completed Ops Aggregate
$25,000,000 Per Occurrence
$25,000,000 Excess of $25,000,000
Federal Insurance Company (Chubb) — A.M. Best Rating A++ XV
$100,000,000 General Aggregate
$25,000,000 Prod/Completed Ops Aggregate
$25,000,000 Per Occurrence
$25,000,000 Excess of $50,000,000
North American Specialty Insurance Company — A.M. Best Rating A+ XV
$100,000,000 General Aggregate
$25,000,000 Prod/Completed Ops Aggregate
$25,000,000 Per Occurrence
$25,000,000 Excess of $75000,000
Navigators Insurance Company
$100,000,000 General Aggregate
$25,000,000 Prod/Completed Ops Aggregate
$25,000,000 Per Occurrence
$15,000,000 Excess of $100,000,000
North American Specialty Insurance Company — A.M. Best Rating A+ XV
$60,000,000 General Aggregate
$15,000,000 Prod/Completed Ops Aggregate
$15,000,000 Per Occurrence
$10,000,000 Excess of $115,000,000
Federal Insurance Company (Chubb) — A.M. Best Rating A++ XV
$40,000,000 General Aggregate
$10,000,000 Prod/Completed Ops Aggregate
$10,000,000 Per Occurrence

20

Cragin & Pike
EXCESS LIABILITY INSURANCE, CONTINUED

COVERAGE FORM:	Occurrence Following Form Coverage
PRINCIPAL EXCLUSION & ENDORSEMENTS:
Account Specific Endorsements -

Aircraft Exclusion	SU004 10-02
Total Pollution Exclusion for WWW Truck Plaza	TBD
Professional Exclusion for WWW Truck Plaza	TBD
St. Paul Fire & Marine Insurance Company -

St. Paul Travelers Specialty Excess & Umbrella at a Glance	NU029	07-10
Disclosure Notice Terrorism Risk Insurance Act of 2002	D0100	03-09
Important Notice re: Independent Agent & Broker Compensation	ND044	01-08
Declarations (St. Paul Fire & Marine Insurance Company)	SU089	03-03
Policy Form List	40705	05-84
What To Do If You Have A Loss — Specialty Commercial Umbrella Liability Policy	SU106	05-03
Specialty Commercial Umbrella Liability Policy	SU001	10-02
Amendment of Cancellation (90-day other than non-payment)	SU007	10-02
Claims-Made Coverage and Extended Reporting Period Endorsement	SU015	06-08
Anti-Stacking Endorsements	SUP028	02-10
Pollution Exclusion Exception for Certain Equipment Including Pollutants from Swimming Pools & Garages	SUP029	02-10
Employee Benefits Plan Endorsement	SU035	06-08
Lead Exclusion	SU050	10-02
Mold or Other Fungi or Bacteria Exclusion	SU061	10-02
Pesticide, Herbicide or Fertilizer Applications Endorsement	SU070	10-02
Waiver of Rights of Recovery Endorsement	SU085	10-02
Schedule Retained Limits	SU091	03-03
Scheduled Underlying Insurance	SU109	08-08
Scheduled Underlying Insurance — Continued	SU110	03-03
Silica Exclusion	SU157	08-04
Washington Amendatory Endorsement	SU162	09-04
Unsolicited Communication Exclusion Endorsement	SU163	10-04
Application of Limits of Insurance Endorsement	SU221	04-10
Auto Liability Limits of Insurance Endorsement — Exception for Damages Not Subject to Underlying Aggregate Limit	SU244	10-06
Auto Liability Limitation	SU257	03-07
Garage Keepers Legal Liability excluding Direct Damage	SU260	04-07
Pollution Exclusion except Building Heating Equipment or Air Conditioning Equipment or Water Heating Equipment	SU267	03-07
Knowledge of Occurrence or Claim	SU0280	12-07
Crisis Management Services Expenses Endorsement	SU300	12-09
Important Notice: Claim Reporting Telephone Numbers	ND067	02-10
Failure to Notify Insurer of an Occurrence	SUM189	04-08

21

Cragin & Pike
EXCESS LIABILITY INSURANCE, CONTINUED
PRINCIPAL EXCLUSION & ENDORSEMENTS (Continues):
Federal Insurance Company (Chubb Group of Insurance Companies) -

Important Notice to Policyholders- TRIPRA	99-10-0732 (12/07)
Commercial Excess Follow-Form Declarations	07-02-2268 (02/09)
Schedule of Forms	07-02-0975 (05-05)
Chubb Commercial Excess Follow-Form Insurance	07-02-0909 (05/05)
Washington Mandatory	07-02-1032 (05/05)
Information Distribution Laws	07/02-2173 (05/05)
Cap on Certified Terrorism Losses	07-02-1957 (12/07)
Exclusion — Silicon, Silica & Silicate	07-02-2213 (05/05)
Risk Purchasing Group — Program Manager Endorsement	10-02-1870 (11/07)
Limits of Insurance Per Location or Per Project Aggregate	07-02-0977 (05/05)
Removal of Pollution Exclusion	07-02-0977 (05/05)
North American Specialty Insurance Company (Swiss Re Group) -

Following Form Commercial Excess Liability Policy Declarations	NAS-EL-DEC
Following Form Commercial Excess Liability Policy	NAS-EL-POL-1 (01/07)
Absolute Asbestos Exclusion	NAS-BEX-001 (07/06)
Washington Changes — Cancellation & Non Renewal	NAS-PHIG (03/10)
Cap on Losses from Certified Acts of Terrorism	NAS-TERR-001 (01/08)
Disclosure Pursuant to Terrorism Insurance Act	NAS-TERR-DISC3 (01/08)
Amendment of Declarations — Policy Period	NAS-EXC-PC-1B (01/07)
Notice of Occurrence (Endorsement B)	NAS-EXC-PC-1B (01/07)
In Witness (signature Page)	NAS-POL-001 (09/01)
NAS Non-Follow-Form to Crisis Management Services Expense Endorsement	NAS-EXC-PC-1B-OXC-B (11/10)
Navigators Insurance Company -

Follow Form Excess Liability Policy	NAV-FXS-001 (04/10)
Claims Reporting Procedures	NAV-PHN-200 (06/08)
(OFACO Advisory Notice to Policyholders	NAV-ECD-PHN-201 (04/05)
Disclosure Pursuant to Terrorism Risk Insurance Act	IL 09 85 01 08
Cap on Losses from Certified Acts of Terrorism	NAV-ECD-400 (01/08)
Amendment of Conditions — Cancellatin	NAV-ECD-402 (02/10)
Amendment — Limits of Insurance	NAV-EXC-100 (01/05)
Exclusion — Hazards Otherwise Insured	NAV-EXC-100 (03/05)
Premier Hotel Insurance Group General Change Endorsement	NAV-EXC-100 (01/05)

22

Cragin & Pike
EXCESS LIABILITY INSURANCE, CONTINUED
TERMS & CONDITIONS:
•	Copies of Primary Binders must be received prior to binding and complete copies of all Primary Policies must be received within 60 days.

•	Excluded Named Insureds — STN Aviation, Inc.

•	Construction projects insured under a separate OCIP or WRAP-UP type program will be excluded.

•	Subject to satisfactory inspection(s). An inspection will be required on all newly acquired locations and existing locations every 3 years.

•	Primary carrier must possess an A.M. Best’s rating of A- VII or better

•	Terrorism is excess of $1,000,000 Retained Limit

23

Cragin & Pike
WORKERS COMPENSATION INSURANCE
This insurance provides coverage for liability of an employer for work related injuries sustained by an employee, subject to all policy terms, conditions, and exclusions.

		LIMIT OF
COVERAGE		INSURANCE
A)	Workers’ Compensation Benefits	Statutory
B)	Employers Liability	$1,000,000.
	Bodily Injury Each Accident	$1,000,000.
	Bodily Injury by Disease(Policy Limit)	$1,000,000.
	Bodily Injury by Disease (Each Employee)
Location of Workplaces:
INSURANCE:
A.	Workers’ Compensation Benefits — To pay, when due, compensation and other benefits required by the insured by the Workers’ Compensation laws of the applicable state.

B.	Employer’s Liability — To pay on behalf of the insured all sums which the insured shall become legally obligated to pay as damages because of bodily injury by accident, disease or death, at any time, arising out of and in the course of employment by the insured, subject to all policy terms, exclusions, and conditions.

24

Cragin & Pike

WORKERS’ COMPENSATION, CONTINUED
CLASSIFICATION AND RATING
Premiums are based on estimated payrolls. An audit will be made after the policy expiration by the insurance company to determine final premiums.

					Est. Ann.
	Class		Estimated	Rate	Manual
State	Code	Classification	Payroll	/$100.	Premium
NV	8017	Store - Retail NOC	$69,700	$1.56	$1,087
	8742	Salespersons	146,286	.85	1,243
	8810	Clerical Office Employees	1,975,064	.46	9,085
	9022	Casino Gaming	6,858,940	1.21	82,993
	9052	Hotel: All other employees	5,123,074	2.02	103,486
	9082	Restaurant NOC	5,212,658	1.12	58,382
	9084	Bar, Discotheque, Lounge	2,116,166	1.68	35,552

Manual Premium	$291,828
Increased Employer’s Liability	8,171
Experience Modification -	NONE
Schedule Credits — 25%	-75,000
Premium Discount — 8.94%	-20,115
Foreign Terrorism (TRIA)	2,150
Domestic Terrorism, Earthquake, Catastrophe Premium (DETC)	2,150
Expense Constant	220
Estimated Annual Premium	$209,404
Audited: Annually

25

SCHEDULE F
Marketing Restrictions
1. Marketing in Restricted Area.
     Manager shall, and shall cause its Affiliates to, market the Hotel in a manner consistent with past practice and not (without Owner’s prior written consent) in any manner which is inconsistent with that in which the Hotel has been marketed throughout the Lookback Period. In addition, Manager shall, and shall cause its Affiliates to, conduct any and all marketing of the Hotel and/or any other properties that are owned or managed by Manager and its Affiliates (the “Other Properties”) which is conducted in any of zip codes 89115, 89131, 89081, 89084, 89085, 89086, and 89087, in a manner consistent with past practice and not (without Owner’s prior written consent) in any manner which is inconsistent with that in which the Hotel and the Other Properties have been marketed throughout the Lookback Period, For purposes of this Section 1, the terms “market”, “marketing” and “marketed” shall include without limitation (a) the distribution (whether by mail, courier, facsimile transmission, personal delivery, television, radio, internet, electronic mail or otherwise) of any marketing or similar content or materials, (b) the installation, maintenance or arrangement of any billboard, sign or other similar advertisement, (c) the placement of any marketing or similar content or materials within any property (including without limitation in directories or in television programming), and (d) any promotional or like activity, event or other program (including, by way of illustration only and without limitation, progressive jackpots and “car-a-day” promotions).
2. In-Hotel Marketing.
     (a) Manager shall not (and shall cause its Affiliates not to) permit marketing or similar content or materials within the Hotel (including without limitation in directories or in television programming generated by or on behalf of the Hotel) for any Other Property, unless such materials (i) relate to all properties owned or managed by Manager and its Affiliates (including the Hotel) and (ii) include no offers or solicitations applicable to any Other Property.
     (b) In the event that Manager or any of its Affiliates conducts any promotional or like activity, event or other program (including, by way of illustration only and without

F-1

limitation, progressive jackpots and “car-a-day” promotions) at any of the properties owned or managed by it, then Manager and its Affiliates shall be required to offer to conduct such activity, event or program at the Hotel on terms and conditions that are reasonably satisfactory to the parties and that are no less favorable to the Hotel than those offered to other properties managed by Manager or any of its Affiliates for third parties.

F-2

SCHEDULE G
Initial Annual Budget
(See attached.)

G-1

Aliante Station — Maintenance Capital
($ in 000’s)
2010 Actual Spend

Pai Gow Cameras	6
Table Games Pit Move (5802000.1703.4150)	9
2010 SLOT CONVERSIONS	110
Slot Projects/ BALLY V32 CNVRSNS	50
Aruze upright slot machines	70
Konami Podium Trial Game	108
Konami Game Purchase	2
Furniture in the High Limit Room	—
AMX Panel for R&S	10
Box Conversion	2
Pool Lifeguard Chairs	1
Pool Furniture	51
Crosswalk Lightying	10
Pips Sign Removal	2

Total 2010	432

2011 Budget

Slot Machine Purchases (24 Machines)	408
Slot Conversions	282
Pool Wall	160
Garage Lighting	300
Pool	268
General Maintenance	600
General Contingency	300

Total 2011 Budget	2,318

Privileged and Confidential

Aliante Station
($ in thousands)	FY 2011 Budget

	Projected
	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11	Dec-11	2011

Gross Revenues
Table Games	$475	$448	$469	$418	$420	$382	$429	$429	$374	$432	$386	$411	$5,071
Slots	4,058	3,810	4,428	4,160	4,016	4,140	4,059	3,869	3,817	3,902	3,922	4,050	48,231
Other Gaming	294	214	204	140	171	211	152	164	285	299	294	293	2,721

Subtotal Gaming	$4,827	$4,471	$5,101	$4,718	$4,607	$4,733	$4,640	$4,463	$4,476	$4,633	$4,602	$4,754	$56,022

Hotel	$432	$465	$524	$506	$478	$467	$529	$467	$452	$596	$486	$502	$5,903
F&B	1,166	978	1,141	1,094	1,175	1,144	1,294	1,142	1,140	1,189	1,151	1,285	13,899
Other Non-Gaming	280	257	283	277	291	284	291	289	276	293	281	293	3,395

Total Revenue	$6,705	$6,171	$7,049	$6,594	$6,550	$6,627	$6,753	$6,360	$6,345	$6,711	$6,519	$6,834	$79,219

Expenses
Cost of Sales	$479	$425	$481	$473	$501	$506	$541	$502	$500	$514	$497	$535	$5,955
Salary & Wages	1,845	1,687	1,845	1,792	1,845	1,792	1,845	1,845	1,792	1,845	1,862	1,915	21,910
Taxes & Benefits	669	642	664	645	664	642	645	644	625	630	658	666	7,795
Gaming Taxes	338	313	357	330	322	331	325	312	313	324	322	333	3,922
Marketing	1,095	1,039	1,177	1,115	1,083	1,108	1,115	1,064	1,044	1,067	1,069	1,099	13,075
Maintenance/Utilities	286	333	303	338	328	482	475	492	474	360	324	323	4,517
Other	1,208	1,148	1,233	1,171	1,167	1,178	1,190	1,172	1,160	1,191	1,187	1,200	14,203

Total Expenses	$5,920	$5,587	$6,059	$5,864	$5,909	$6,041	$6,135	$6,031	$5,908	$5,932	$5,919	$6,071	$71,376

EBITDA	$785	$584	$990	$731	$640	$586	$618	$329	$437	$779	$600	$763	$7,842
EBITDA Calendar Quarter			2,359			1,957			1,384			2,142